EXHIBIT 99.3

Item 8.	Financial Statements.
Report of Independent Registered Public Accounting Firm
The Board of Directors and Partners of
American Real Estate Partners, L.P.
      We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the related consolidated statements of earnings, changes in partners’ equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of GB Holdings, Inc. and Subsidiaries and Panaco, Inc., which statements reflect total assets of 12.4% and total revenue of 25.5% as of December 31, 2004. Those statements were audited by other auditors, whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for GB Holdings, Inc. and Subsidiaries and Panaco, Inc., is based solely on the reports of the other auditors.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.
      In our opinion, based on our audit and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Real Estate Partners, L.P. and Subsidiaries as of December 31, 2004, and the consolidated results of their operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
      As further described in Note 1, these consolidated financial statements have been restated to reflect the acquisitions of entities under common control, which have been accounted for in a manner similar to a pooling-of-interests. In addition, these consolidated financial statements have been reclassified to reflect properties held for sale or sold through the nine months ended September 30, 2005, as further described in Note 2.

/s/ Grant Thornton LLP
New York, New York
November 29, 2005

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors
Panaco, Inc.
      We have audited the balance sheet (not presented herein) of Panaco, Inc. (the “Company” or “Panaco”) as of December 31, 2004. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the December 31, 2004 balance sheet referred to above presents fairly, in all material respects, the financial position of Panaco, Inc., as of December 31, 2004 in conformity with U.S. generally accepted accounting principles.

/s/ Pannell Kerr Foster of Texas P.C.
March 18, 2005
Houston, Texas

Report of Independent Registered Public Accounting Firm
To the Shareholders of GB Holdings, Inc.
      We have audited the consolidated balance sheets of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows (not presented herein) for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the 2004, 2003 and 2002 consolidated financial statements, we also have audited the related consolidated financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
      The consolidated financial statements have been prepared assuming that GB Holdings, Inc. will continue as a going concern. As discussed in Notes 1 and 2 to the consolidated financial statements, the Company has suffered recurring net losses, has a net working capital deficiency and has significant debt obligations which are due within one year that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 1 and 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Short Hills, New Jersey
March 11, 2005

Report of Independent Registered Public Accounting Firm
The Partners
American Real Estate Partners, L.P.:
      We have audited the accompanying consolidated balance sheet of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the related consolidated statements of earnings, changes in partners’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Real Estate Partners, L.P. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 2 to the consolidated financial statements, effective January 1, 2003, the Partnership changed its method of accounting for asset retirement obligations.

/s/ KPMG LLP
New York, New York
November 29, 2005

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2004 and 2003

	December 31,

	2004	2003

	(Restated)	(Restated)
	(In $000’s except per
	unit amounts)
ASSETS
Current assets
Cash and cash equivalents	$806,309	$553,224
Investments	99,088	108,409
Trade, notes and other receivables, net	105,486	80,818
Other current assets	209,418	152,591

Total current assets	1,220,301	895,042
Property, plant and equipment, net:
Gaming	445,400	468,116
Oil and gas	527,384	354,821
Real estate	291,068	293,046

Total property, plant and equipment, net	1,263,852	1,115,983
Investments	251,439	59,318
Other assets	125,561	86,549

Total assets	$2,861,153	$2,156,892

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$151,657	$89,437
Current portion of long-term debt	76,679	120,264
Securities sold not yet purchased	90,674	—

Total current liabilities	319,010	209,701

Long-term debt	683,128	254,157
Other non-current liabilities and minority interest	110,529	63,989
Preferred limited partnership units:
$10 liquidation preference, 5% cumulative pay-in-kind; 10,400,000 authorized; 10,286,264 and 9,796,607 issued and outstanding as of December 31, 2004 and 2003	106,731	101,649

Total long-term liabilities	900,388	419,795

Total liabilities	1,219,398	629,496
Commitments and contingencies
Partners’ equity
Limited partners:
Depositary units; 47,850,000 authorized; 47,235,484 outstanding	1,301,625	1,181,078
General partner	352,051	358,239
Treasury units at cost:
1,137,200 depositary units	(11,921)	(11,921)

Partners’ equity	1,641,755	1,527,396

Total liabilities and partners’ equity	$2,861,153	$2,156,892

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended December 31, 2004, 2003 and 2002

	Years Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)	(Restated)
	(In $000s, except per unit data)
Revenues:
Gaming, net	$470,836	$430,369	$439,912
Oil and gas	137,988	99,909	36,733
Real estate	61,695	46,811	111,956

	670,519	577,089	588,601

Expenses:
Gaming	419,601	407,567	423,260
Oil and gas	104,935	69,569	32,364
Real estate	44,938	28,914	78,245
General and administrative expenses	7,779	4,720	4,433
Acquisition costs	414	—	—

	577,667	510,770	538,302

Operating income	92,852	66,319	50,299
Other income (expense), net:
Interest expense	(62,183)	(38,865)	(37,204)
Interest income	45,241	23,806	33,427
Other income (expense), net	15,016	(8,404)	7,046

Income from continuing operations before income taxes	90,926	42,856	53,568
Income tax (expense) benefit	(18,312)	15,792	(10,880)

Income from continuing operations	72,614	58,648	42,688
Discontinued operations:
Income from discontinued operations	5,943	6,419	6,038
Gain on sales and disposition of real estate	75,197	3,353	—

Income from discontinued operations	81,140	9,772	6,038

Earnings before cumulative effect of accounting change	153,754	68,420	48,726
Cumulative effect of accounting change	—	1,912	—

Net Earnings	$153,754	$70,332	$48,726

Net earnings (loss) attributable to:
Limited partners	$130,850	$51,074	$63,168
General partner	22,904	19,258	(14,442)

	$153,754	$70,332	$48,726

Net earnings per limited partnership unit:
Basic earnings:
Income from continuing operations	$1.11	$0.85	$1.14
Income from discontinued operations	1.73	0.21	0.13

Basic earnings per LP unit	$2.84	$1.06	$1.27

Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284

Diluted earnings:
Income from continuing operations	$1.09	$0.81	$1.01
Income from discontinued operations	1.54	0.17	0.11

Diluted earnings per LP unit	$2.63	$0.98	$1.12

Weighted average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’
EQUITY AND COMPREHENSIVE INCOME
Years Ended December 31, 2004, 2003 and 2002

		Limited Partners’
		Equity
	General			Held in
	Partner’s			Treasury		Total
	Equity	Depositary	Preferred			Partners’
	(Deficit)	Units	Units	Amounts	Units	Equity

	(In $000’s)
Balance, December 31, 2001 (as previously reported)	$58,846	$996,701	$92,198	$(11,921)	1,137	$1,135,824
Adjustments relating to acquisitions accounted for in a manner similar to a pooling of interests (Note 3)	158,164	7,822	—	—	—	165,986

Balance, December 31, 2001 (Restated)	217,010	1,004,523	92,198	(11,921)	1,137	1,301,810
Comprehensive income:
Net earnings	(14,442)	63,168	—	—	—	48,726
Reclassification of unrealized loss on sale of debt securities	211	10,384	—	—	—	10,595
Adjustment to reverse unrealized loss on investment securities reclassified to notes receivable	131	6,451	—	—	—	6,582
Net unrealized losses on securities available for sale	(5)	(237)	—	—	—	(242)

Comprehensive income	(14,105)	79,766	—	—	—	65,661
Net adjustment for acquisition of minority interest	21,151	—	—	—	—	21,151
Pay-in-kind distribution	—	(4,610)	4,610	—	—	—
Capital contribution to American Casino	831	—	—	—	—	831
Other	(44)	(2,156)	—	—	—	(2,200)

Balance, December 31, 2002 (Restated)	224,843	1,077,523	96,808	(11,921)	1,137	1,387,253
Comprehensive income:
Net earnings	19,258	51,074	—	—	—	70,332
Reclassification of unrealized loss on sale of debt securities	15	746	—	—	—	761
Net unrealized gains on securities available for sale	183	8,991	—	—	—	9,174
Sale of marketable equity securities available for sale	(6)	(274)	—	—	—	(280)

Comprehensive income	19,450	60,537	—	—	—	79,987
Pay-in-kind distribution	—	(2,391)	2,391	—	—	—
Change in deferred tax asset valuation allowance related to book-tax differences existing at time of bankruptcy	524	46,581	—	—	—	47,105
Capital distribution	(2,808)	—	—	—	—	(2,808)
Reclassification of Preferred LP units to liabilities	—	—	(99,199)	—	—	(99,199)
Other	(24)	(1,172)	—	—	—	(1,196)
Net adjustment for TransTexas acquisition	116,254	—	—	—	—	116,254

Balance, December 31, 2003 (Restated)	358,239	1,181,078	—	(11,921)	1,137	1,527,396
Comprehensive income:
Net earnings	22,904	130,850	—	—	—	153,754
Reclassification of unrealized gains on marketable securities sold	(190)	(9,378)	—	—	—	(9,568)
Net unrealized gains on securities available for sale	1	32	—	—	—	33

Comprehensive income	22,715	121,504	—	—	—	144,219
Capital distribution from American Casino	(17,916)	—	—	—	—	(17,916)
Capital contribution to American Casino	22,800	—	—	—	—	22,800
Arizona Charlie’s acquisition	(125,900)	—	—	—	—	(125,900)
Change in deferred tax asset related to acquisition of Arizona Charlie’s	2,490	—	—	—	—	2,490
Net adjustment for Panaco acquisition	91,561	—	—	—	—	91,561
Distribution to General Partner relating to TransTexas’ purchase of minority interest and treasury shares	(1,919)	—	—	—	—	(1,919)
Other	(19)	(957)	—	—	—	(976)

Balance, December 31, 2004 (Restated)	$352,051	$1,301,625	$—	$(11,921)	1,137	$1,641,755

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2004, 2003 and 2002
(In $000’s)

	Years Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)	(Restated)
Cash flows from operating activities:
Income from continuing operations	$72,614	$58,648	$42,688
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	104,761	78,401	52,689
Change in fair market value of derivative contract	9,179	2,614	3,608
Note discount amortization	774	793	—
Provision for doubtful accounts	1,206	1,040	1,586
Provision for obligatory investments	1,165	1,434	1,521
Impairment loss on investment in GB Holdings, Inc.	15,600	—	—
Other losses	—	—	5,379
Preferred LP unit interest expense	5,082	2,450	—
Gain on sales of marketable equity securities	(40,159)	(2,607)	—
Unrealized losses on securities sold short	23,619	—	—
Gain on sales and disposition of real estate	(5,262)	(7,121)	(8,990)
(Gain) loss on sale of other assets	(1,438)	1,539	545
Provision for loss on real estate	3,150	750	3,212
Writedown of marketable equity and debt securities and other investments	—	19,759	8,476
Minority interest	(2,074)	(2,721)	295
Equity in losses of equity method investees	519	102	—
Deferred gain amortization	(2,038)	(2,038)	(2,038)
Deferred income tax expense (benefit)	14,072	(21,052)	9,785
Changes in operating assets and liabilities:
Increase in receivables and other assets	(16,442)	(870)	(1,922)
Increase in due from brokers	(123,001)	—	—
(Increase) decrease in land and construction-in-progress	(1,626)	(4,106)	24,215
Increase in restricted cash	(4,798)	(13,095)	—
Increase (decrease) in accounts payable, accrued expenses and other liabilities	101,848	(42,001)	(5,451)

Net cash provided by continuing operations	156,751	71,919	135,598

Income from discontinued operations	81,140	9,772	6,038
Depreciation and amortization	1,319	5,108	4,222
Net gain from property transactions	(75,197)	(3,353)	—

Net cash provided by discontinued operations	7,262	11,527	10,260

Net cash provided by operating activities	164,013	83,446	145,858

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)	(Restated)
Cash flows from investing activities:
Cash related to combination of entities accounted for as a pooling of interest	$23,753	$15,312	$—
Increase (decrease) in investments	2,942	(28,491)	(23,200)
Repayment of mezzanine loans included in investments	49,130	12,200	23,000
Net proceeds from the sales and disposition of real estate	16,790	15,290	20,513
Proceeds from sale of other assets	5,491	1,676	1,962
Principal payments received on leases accounted for under the financing method	4,219	5,310	5,941
Purchase of debt securities included in investments	(245,166)	—	—
Purchase of debt securities of affiliates	(101,500)	—	—
Acquisitions of Arizona Charlies	(125,900)	—	—
Capital expenditures	(241,752)	(82,966)	(123,546)
(Increase) decrease in investment in U.S. Government and Agency Obligations included in investments	(40,757)	274,478	(22,410)
Increase in marketable securities and debt securities included in investments	—	(45,140)	(4,415)
Proceeds from sale of marketable equity and debt securities included in investments	90,614	3,843	—
Purchase of obligatory investments	(2,308)	(2,336)	(2,496)
Investment in NEG, Inc.	—	(148,101)	—
Decrease in note receivable from affiliate	—	250,000	—
Acquisition of minority interest in TransTexas	(4,136)	—	—
Decrease in minority interest in Stratosphere Corp.	—	—	(44,744)
Decrease in investment in Stratosphere Corp.	—	788	—
Decrease in due to affiliate	—	—	(68,491)
Other	(1,394)	(1,240)	(150)

Net cash (used in) provided by investing activities	(569,974)	270,623	(238,036)

Cash flows from discontinued operations:
Net proceeds from the sales and disposition of real estate	134,789	5,336	—

Net cash (used in) provided by investing activities	(435,185)	275,959	(238,036)

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)	(Restated)
Cash flows from financing activities:
Partners’ equity:
Distribution to partners	$(17,916)	$—	$—
Partners’ contribution	22,800	—	—
Contributions to American Casino	—	—	598
Debt:
Repayment of credit facilities	—	(3,994)	(5,000)
Proceeds from credit facilities	8,000	99,405	17,220
Proceeds from Senior Notes Payable	565,409	—	—
Proceeds from long-term debt	758	—	—
Decrease in due to affiliates	(24,925)	—	—
Proceeds from mortgages payable	10,000	20,000	12,700
Payments on mortgage payable	—	(3,837)	(462)
Periodic principal payments	(14,692)	(61,998)	(7,569)
Debt issuance costs	(25,177)	(952)	—
Other	—	—	242

Net cash provided by financing activities	524,257	48,624	17,729

Net increase in cash and cash equivalents	$253,085	$408,029	$(74,449)
Cash and cash equivalents, beginning of year	553,224	145,195	219,644

Cash and cash equivalents, end of year	$806,309	$553,224	$145,195

Supplemental information:
Cash payments for interest, net of amounts capitalized	$60,472	$78,890	$49,400

Cash payments for income taxes, net of refunds	$2,912	$609	$2,839

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Years Ended December 31,

	2004	2003	2002

	(Restated)	(Restated)	(Restated)
Supplemental schedule of noncash investing and financing activities:
Reclassification of real estate to operating lease	$—	$5,065	$13,403
Reclassification from hotel and resort operating properties	(6,428)	—	—
Reclassification of real estate from financing lease	(1,920)	(5,065)	(13,503)
Reclassification of real estate from operating lease	(38,452)	(126,263)	—
Reclassification of real estate to property held for sale	46,800	126,263	100
Decrease in other investments	—	(3,453)	—
Decrease in deferred income	—	2,565	—
Increase in real estate accounted for under the operating method	—	888	—
Reclassification from marketable equity and debt securities	—	—	(20,494)
Reclassification from receivable and other assets	—	(1,631)	—
Reclassification to other investments	—	1,631	20,494

	$—	$—	$—

Net unrealized gains (losses) on securities available for sale	$33	$9,174	$(242)

Increase in equity and debt securities	$1,740	$1,200	$2,890

Contribution of note from NEG Holding LLC	$—	$10,940	$—

Change in tax asset related to acquisition	$2,490	$—	$—

See notes to consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004, 2003 AND 2002

1.	Description of Business and Basis of Presentation
      American Real Estate Partners, L.P. and its subsidiaries (the “Company” or “AREP”) are engaged in the following operating businesses: (1) gaming; (2) oil and gas; (3) property development; (4) rental real estate; and (5) resort operating activities.
      As a result of the Company’s expansion into non-real estate businesses, the Company has changed the presentation of its 2004 Consolidated Balance Sheet to a classified basis. The 2003 Consolidated Balance Sheet has been reclassified to conform to the 2004 presentation. As discussed in Note 18, the Company now presents its results in five operating segments.
      On July 1, 1987, American Real Estate Holdings Limited Partnership (the “Subsidiary” or “AREH”), in connection with an exchange offer (the “Exchange”), entered into merger agreements with American Real Estate Partners, L.P. and each of thirteen separate limited partnerships (collectively, the “Predecessor Partnerships”), pursuant to which the Subsidiary acquired all the assets, subject to the liabilities of the Predecessor Partnerships.
      By virtue of the Exchange, the Subsidiary owns the assets, subject to the liabilities, of the Predecessor Partnerships. The Company owns a 99% limited partner interest in AREH. AREH, the operating partnership, was formed to hold the investments of and conduct the business operations of the Company. Substantially all of the assets and liabilities of the Company are owned by AREH and substantially all operations are conducted through AREH. American Property Investors, Inc. (the “General Partner”) owns a 1% general partner interest in both the Subsidiary and the Company, representing an aggregate 1.99% general partner interest in the Company and the Subsidiary. The General Partner is owned and controlled by Mr. Carl C. Icahn (“Icahn” or “Mr. Icahn”).
      On August 16, 1996, the Company amended its Partnership Agreement to permit non-real estate related acquisitions and investments to enhance unitholder value and further diversify its assets. Under the Amendment, investments may include equity and debt securities of domestic and foreign issuers. The portion of the Company’s assets invested in any one type of security or any single issuer are not limited.
      The Company will conduct its activities in such a manner so as not to be deemed an investment company under the Investment Company Act of 1940 (the “1940 Act”). Generally, this means that no more than 40% of the Company’s total assets will be invested in investment securities, as such term is defined in the 1940 Act. In addition, the Company does not intend to invest in securities as its primary business and will structure its investments to continue to be taxed as a partnership rather than as a corporation under the applicable publicly traded partnership rules of the Internal Revenue Code.
      As of December 31, 2004, affiliates of Mr. Icahn owned 8,900,995 preferred units and 39,896,836 depositary units which represented 86.5% of the outstanding preferred units and depositary units.
      As of October 31, 2005, affiliates of Mr. Icahn owned 9,346,044 preferred units and 55,655,382 depositary units which represent 86.5% and 90.0% of the outstanding preferred units and depositary units, respectively.
      During the second quarter of 2005, the Company acquired the membership interest in NEG Holding LLC (“NEG Holdings”) other than that already owned by National Energy Group, Inc. (“NEG”), (which is itself 50.01% owned by the Company); 100% of the equity of each of TransTexas Gas Corporation (“TransTexas”) and Panaco, Inc. (“Panaco”), all of which will be consolidated under AREP Oil & Gas LLC, which is wholly owned by AREH; 4,121,033 shares of common stock of GB Holdings, Inc. (“GBH”) and 1,133,284 shares of common stock of Atlantic Coast Entertainment Holdings, Inc. (“Atlantic Holdings”) which owns 100% of ACE Gaming LLC (“ACE”), the owner and operator of the Sands Hotel and Casino in Atlantic City, New Jersey (the “Sands”), from entities affiliated with Mr. Icahn for aggregate consideration

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of $637.0 million, of which $180.0 million was paid in cash and the balance was paid by the issuance of the Company’s limited partnership depositary units valued at $29 per unit. All of these entities are considered companies under common control. After the acquisition, affiliates of Mr. Icahn owned 90.0% of the outstanding depositary units.
      The Company’s historical financial statements herein have been restated to reflect the acquisitions. In accordance with generally accepted accounting principles, assets and liabilities transferred between entities under common control are accounted for at historical cost similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.

2.	Summary of Significant Accounting Policies
      Principles of Consolidation — The consolidated financial statements include the accounts of AREP and its majority-owned subsidiaries in which control can be exercised. The Company is considered to have control if it has a direct or indirect ability to make decisions about an entity’s activities through voting or similar rights. The Company uses the guidance set forth in AICPA Statement of Position No. 78-9, Accounting for Investments in Real Estate Ventures, and Emerging Issues Task Force Issue No. 04-05, Investor’s Accounting for an Investment in a Limited Partnership when the Investor is the Sole General Partner and the Limited Partners have Certain Rights, with respect to its investments in partnerships and limited liability companies. All material intercompany balances and transactions are eliminated.
      Investments in affiliated companies determined to be voting interest entities in which AREP owns between 20% and 50%, and therefore exercises significant influence, but which it does not control, are accounted for using the equity method.
      In accordance with generally accepted accounting principles, assets and liabilities transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of previously separate companies for periods prior to the acquisition are restated on a combined basis.
      Net Earnings Per Limited Partnership Unit — Basic earnings per LP Unit are based on net earnings as adjusted prior to the July 1, 2003 preferred pay-in-kind distribution to Preferred Unitholders. The resulting net earnings available for limited partners are divided by the weighted average number of depositary limited partnership units outstanding.
      Diluted earnings per LP Unit uses net earnings attributable to limited partner interests, as adjusted after July 1, 2003 for the preferred pay-in-kind distributions as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units. The number of limited partnership units used in the calculation of diluted income per limited partnership unit increased as follows: 5,444,028, 8,391,659, and 10,368,414 limited partnership units for the years ended December 31, 2004, 2003 and 2002, respectively, to reflect the effects of the dilutive preferred units.
      For accounting purposes, NEG’s earnings prior to the NEG acquisition in October 2003, earnings from Arizona Charlie’s Decatur and Arizona Charlie’s Boulder prior to their acquisition in May 2004, TransTexas’ earnings prior to its acquisition in April 2005, and earnings from NEG Holdings, Panaco, GBH, and Atlantic Holdings prior to their acquisition in June 2005 have been allocated to the General Partner and therefore are excluded from the computation of basic and diluted earnings per limited partnership unit.
      Cash and Cash Equivalents — The Company considers short-term investments, which are highly liquid with original maturities of three months or less at date of purchase, to be cash equivalents. Included in cash

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and cash equivalents at December 31, 2004 and 2003 are investments in government-backed securities of approximately $658,534,000 and $378,000,000, respectively.
      Restricted Cash — Restricted cash consists of funds held by third parties in connection with tax free property exchanges pursuant to Internal Revenue Code Section 1031 and is included in other current assets.
      In addition, restricted cash includes escrows established to provide satisfaction of the Company’s eventual responsibility to plug abandoned wells and remove structures when certain fields are no longer in use.

Investments.
      a. Investments in equity and debt securities are classified as either trading, held-to-maturity or available for sale for accounting purposes. Trading securities are valued at quoted market value at each balance sheet date with the unrealized gains or losses reflected in the Consolidated Statements of Earnings. Investments in U.S. Government and Agency Obligations are classified as available for sale. Available for sale securities are carried at fair value on the balance sheet of the Company. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners’ Equity and when sold are reclassified out of Partners’ Equity based on specific identification. Held-to-maturity securities are recorded at amortized cost.
      A decline in the market value of any held-to-maturity or available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.
      b. The Company accounts for secured bank debt acquired at a discount for which the Company believes it is not probable that the undiscounted future cash collection will be sufficient to recover the face amount of the loan and constructive interest utilizing the cost recovery method in accordance with Practice Bulletin 6, “Amortization of Discounts on Certain Acquired Loans.” For secured bank debt acquired at a discount where recovery is probable, the Company amortizes the discount on the loan over the period in which the payments are probable of collection, only if the amounts are reasonably estimable and the ultimate collectibles of the acquisition amount of the loan and the discount is probable. The Company evaluates collectibility for every loan at each balance sheet date.
      SOP 03-03, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” which is effective for fiscal years beginning after December 15, 2004, limits the yield that may be accreted to the excess of the Company’s estimate of undiscounted cash flows expected to be collected over the Company’s initial investment in a loan. The Company does not expect that the adoption of this SOP will have a significant impact on its financial statements.
      c. The Company has provided development financing for certain real estate projects. The security for these loans is either a second mortgage or a pledge of the developers’ ownership interest in the properties. Such loans are subordinate to construction financing and are generally referred to as mezzanine loans. Generally, interest is not paid periodically but is due at maturity or earlier from unit sales or refinancing proceeds. The Company defers recognition of interest income on mezzanine loans pending receipt of all principal payments.
      Oil and Natural Gas Properties — The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.
      Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes, which are fixed and determinable by existing contracts. The net book value of oil and gas properties is compared to the ceiling limitation on a quarterly basis.
      The Company has capitalized internal costs of $1.0 million, $0.6 million and $0.6 million for the years ended December 31, 2004, 2003 and 2002, respectively, with respect to its oil and gas activities. The Company has not capitalized interest expense.
      The Company is subject to extensive Federal, state, and local environmental laws and regulations. These laws, which are constantly changing, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environment effects of the disposal or release of petroleum or chemical substances at various sites. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. Liabilities for expenditures of a non-capital nature are recorded when environmental assessment and/or remediation is probable, and the costs can be reasonably estimated.
      The Company’s oil and gas operations are subject to all of the risks inherent in oil and natural gas exploration, drilling, and production. These hazards can result in substantial losses to the Company due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage, or suspension or operations. The Company maintains insurance of various types customary in the industry to cover its operations and believes it is insured prudently against certain of these risks. In addition, the Company maintains operator’s extra expense coverage that provides coverage for the care, custody and controls of wells drilled by the Company. The Company’s insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. As a prudent operator, the Company does maintain levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges. However, 100% coverage is not maintained. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on the Company’s financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. The Company believes that, in all material respects, it operates in compliance with government regulations and in accordance with safety standards, which meet or exceed industry standards.
      Income Taxes — No provision has been made for Federal, state or local income taxes on the results of operations generated by partnership activities, as such taxes are the responsibility of the partners. Provision has been made for Federal, state or local income taxes on the results of operations generated by the Company’s corporate subsidiaries. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Leases — The Company leases to others substantially all its real property under long-term net leases and accounts for these leases in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement No. 13, “Accounting for Leases,” as amended. This Statement sets forth specific criteria for determining whether a lease is to be accounted for as a financing lease or an operating lease.

Financing Method — Under this method, minimum lease payments to be received plus the estimated value of the property at the end of the lease are considered the gross investment in the lease. Unearned income, representing the difference between gross investment and actual cost of the leased property, is amortized to income over the lease term so as to produce a constant periodic rate of return on the net investment in the lease.

Operating Method — Under this method, revenue is recognized as rentals become due and expenses (including depreciation) are charged to operations as incurred.
      Properties — Properties held for use or investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the values of the properties are considered other than temporary, at which time the property is written down to net realizable value. A property is classified as held for sale at the time management determines that the criteria in Statement of Financial Accounting Standards (“SFAS”) 144 have been met. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. As a result of the reclassification of certain real estate to properties held for sale during the nine months ended September 30, 2005 income and expenses of such properties are reclassified to discontinued operations for all prior periods. If management determines that a property classified as held for sale no longer meets the criteria in SFAS 144, the property is reclassified as held for use.
      Depreciation — Depreciation is principally computed using the straight-line method over the estimated useful lives of the particular property or equipment, which range from 3 to 45 years.
      Use of Estimates — Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates. The more significant estimates include the valuation of (1) long-lived assets; (2) mortgages and notes receivable; (3) marketable equity and debt securities and other investments; (4) costs to complete for land, house and condominium developments; (5) gaming-related liability and loyalty programs; (6) deferred tax assets; (7) oil and gas reserve estimates; (8) asset retirement obligations; and (9) fair value of derivatives.

Revenue and Expense Recognition
      1. Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. The Company follows the guidelines for profit recognition set forth by FASB Statement No. 66, Accounting for Sales of Real Estate.
      2. Gaming revenues, and promotional allowances — Gaming revenue consists of casino, hotel and restaurant revenues. The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentary is included in “Gaming” expenses. Hotel and restaurant revenue is recognized when services are performed.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company also rewards customers, through the use of loyalty programs with points based on amounts wagered, that can be redeemed for a specified period of time for cash. The Company deducts the cash incentive amounts from casino revenue.
      3. Sales, advertising and promotion — These costs are expensed as incurred and were approximately $43.3 million, $36.5 million and $29.9 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      4. Natural Gas Production Imbalances — The Company accounts for natural gas production imbalances using the sales method, whereby the Company recognizes revenue on all natural gas sold to its customers notwithstanding the fact its ownership may be less than 100% of the natural gas sold. Liabilities are recorded by the Company for imbalances greater than the Company’s proportionate share of remaining natural gas reserves. The Company had $0.9 million and $0.8 million in gas balancing liabilities as of December 31, 2004 and 2003, respectively.
      Allowance for Doubtful Accounts — The Company monitors its accounts receivable balances on a monthly basis to ensure they are collectible. On a quarterly basis, the Company uses its historical experience to determine its accounts receivable reserve. The Company’s allowance for doubtful accounts is an estimate based on specifically identified accounts as well as general reserves. The Company evaluates specific accounts where it has information that the customer may have an inability to meet its financial obligations. In these cases, management uses its judgment, based upon the best available facts and circumstances, and records a specific reserve for that customer against amounts due to reduce the receivable to the amount that is expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received that impacts the amount reserved. The company also establishes a general reserve based upon a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. If circumstances change, the Company’s estimate of the recoverability of amounts due the company could be reduced or increased by a material amount. Such a change in estimated recoverability would be accounted for in the period in which the facts that give rise to the change become known.
      Oil and Gas Derivatives — From time to time, the Company enters into derivative contracts, principally commodity price collar agreements (the Hedge Agreements) to reduce its exposure to price risk in the spot market for natural gas and oil. The Company follows SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which was amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. (See note 18).
      Accounting for Asset Retirement Obligations — Effective January 1, 2003 the Company adopted the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS No. 143, an asset retirement obligation is recorded at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset which is depreciated over its useful life. In each subsequent period, the liability is adjusted to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Upon adoption, the Company recorded an obligation of $3.0 million. The cumulative effect of this change in accounting was allocated to the General Partners. (See Note 17).
      Land and Construction-in-Progress — These costs are stated at the lower of cost or net realizable value. Interest is capitalized on expenditures for long-term projects until a salable condition is reached. The capitalization rate is based on the interest rate on specific borrowings to fund the projects.
      Accounting for Impairment of a Loan — If it is probable that, based upon current information, the Company will be unable to collect all amounts due according to the contractual terms of a loan agreement, the

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company considers the asset to be “impaired.” Reserves are established against impaired loans in amounts equal to the difference between the recorded investment in the asset and either the present value of the cash flows expected to be received, or the fair value of the underlying collateral if foreclosure is deemed probable or if the loan is considered collateral dependent.
      Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of — Long-lived assets held and used by the Company and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.
      In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that the Company expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.
      Accrued Insurance — The Company’s Atlantic City casino is self insured for a portion of its general liability, workers’ compensation, certain health care and other liability exposures. A third party insures losses over prescribed levels. Accrued insurance includes estimates of such accrued liabilities based on an evaluation of the merits of individual claims and historical claims experience. Accordingly, the Company’s ultimate liability may differ from the amounts accrued.
      Property Sales — The Company has generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

Recently Issued Pronouncements
      On September 28, 2004, the SEC released Staff Accounting Bulletin (“SAB”) 106 regarding the application of SFAS 143, “Accounting for Asset Retirement Obligations (“AROs”), “by oil and gas producing companies following the full cost accounting method. Pursuant to SAB 106, oil and gas producing companies that have adopted SFAS 143 should exclude the future cash outflows associated with settling AROs (ARO liabilities) from the computation of the present value of estimated future net revenues for the purposes of the full cost ceiling calculation. In addition, estimated dismantlement and abandonment costs, net of estimated salvage values, that have been capitalized (ARO assets) should be included in the amortization base for computing depreciation, depletion and amortization expense. Disclosures are required to include discussion of how a company’s ceiling test and depreciation, depletion and amortization calculations are impacted by the adoption of SFAS 143. SAB 106 is effective prospectively as of the beginning of the first fiscal quarter beginning after October 4, 2004. The adoption of SAB 106 is not expected to have a material impact on either the ceiling test calculation or depreciation, depletion and amortization.
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). This revised accounting standard eliminates the ability to account for share-based compensation transactions using the intrinsic value method in accordance with APB Opinion No. 25 and requires instead that such transactions be accounted for using a fair-value-based method. SFAS No. 123R requires public entities to record noncash compensation expense related to payment for employee services by an equity award, such as stock options, in their financial statements over the requisite service period. The Company has adopted SFAS No. 123R as of June 30, 2005. The adoption of SFAS No. 123R did not have any impact on the Company’s consolidated financial statements.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Related Party Transactions
      a. On June 30, 2005, the Company acquired a 50% membership interest in NEG Holdings, 100% of the equity of Panaco, 4,121,033 shares of common stock of GBH and 1,133,284 shares of common stock of Atlantic Holdings from entities affiliated with Mr. Icahn for 15,758,546 depositary units valued at approximately $457.0 million. Mr. Icahn is Chairman of the Board of American Property Investors, Inc. The terms of the transaction were approved by the Audit Committee of the Board of Directors of the General Partner (“Audit Committee”), which was advised by its independent financial advisor and by its counsel. (See Notes 4 and 5).
      b. On April 6, 2005, AREP Oil and Gas LLC, a wholly owned subsidiary of the Company, acquired TransTexas from an entity affiliated with Mr. Icahn, for $180.0 million in cash. The terms of the transaction were approved by the Audit Committee, which was advised by its independent financial advisor and by its counsel. (See Note 5).
      On May 26, 2004, our wholly-owned subsidiary, American Casino and Entertainment Properties LLC (“American Casino”) acquired two Las Vegas casino/hotels, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. (See Note 4).
      d. At December 31, 2002, the Company held a $250 million note receivable from Mr. Icahn, which was repaid in October 2003. Interest income of approximately $7.9 million and $9.9 million was earned on this loan in the years ended December 31, 2003 and 2002, respectively, and is included in “Interest income” in the Consolidated Statements of Earnings.
      e. Administrative Services
      In 1997, the Company entered into a license agreement for a portion of office space from an affiliate. The license agreement dated as of February 1, 1997 expired May 22, 2004 and has been extended on a month-to-month basis. Pursuant to the license agreement, the Company has the non-exclusive use of approximately 2,275 square feet of office space and common space for which it paid $11,185 plus 10.77% of “additional rent”. For the years ended December 31, 2004, 2003 and 2002, the Company paid such affiliate approximately $162,000, $159,000 and $153,000, respectively, in connection with this licensing agreement. The terms of such sublease were reviewed and approved by the Audit Committee. If the Company must vacate the space, it believes there will be adequate alternative space available.
      For the years ended December 31, 2004, 2003 and 2002, the Company paid approximately $325,000, $273,000 and $160,900, respectively, to XO Communications, Inc., an affiliate of the General Partner, for telecommunication services.
      An affiliate of the General Partner provided certain administrative services to the Company which paid to such affiliate approximately $81,600, $78,300, and $78,250, for the years ended December 31, 2004, 2003 and 2002, respectively.
      The Company provided certain administrative services to an affiliate of the General Partner and was paid approximately $80,000, $68,000 and $47,000 for the years ended December 31, 2004, 2003 and 2002, respectively.
      f. See Note 5 regarding the purchase of TransTexas and Panaco debt from Icahn affiliates.
      g. See Note 4 regarding the purchase of Atlantic Holdings Notes from Icahn affiliates.
      h. See Note 13 regarding additional related party obligations.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Gaming
      The Company owns and operates gaming properties in Las Vegas and Atlantic City. The Company operates three gaming and entertainment properties in the Las Vegas metropolitan area through American Casino. The three properties are the Stratosphere Casino Hotel and Tower, which is located on the Las Vegas Strip and caters to visitors to Las Vegas, and two off-Strip casinos, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, which cater primarily to residents of Las Vegas and the surrounding communities. The Company also owns and operates the Sands Hotel and Casino in Atlantic City, New Jersey through its majority ownership of Atlantic Holdings.
      Summary balance sheets for gaming as of December 31, 2004 and 2003, included in the consolidated balance sheet, are as follows:

	December 31,

	2004	2003

	(In $000’s)
Current assets	$122,554	$146,421
Property and equipment:
Land and improvements, including land held for development	101,554	101,385
Building and improvements	293,861	308,529
Furniture, fixtures and equipment	182,270	163,308
Construction in progress	9,388	9,335

	587,073	582,557
Less accumulated depreciation And amortization	141,673	114,441

Property, plant and equipment, net	445,400	468,116
Other assets	69,714	67,799

Total assets	$637,668	$682,336

Current liabilities	$105,385	$73,360
Long term debt	220,633	173,111
Other liabilities	53,733	12,090

Total liabilities	$379,751	$258,561

      Included in property and equipment at December 31, 2004 and 2003 are assets recorded under capital leases of $4.0 million.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized income statement information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Revenues
Casino	$325,615	$302,701	$318,122
Hotel	65,561	58,253	55,406
Food and beverage	88,851	81,545	79,679
Tower, retail and other income	37,330	34,059	31,954

Gross revenues	517,357	476,558	485,161
Less promotional allowances	46,521	46,189	45,249

Net revenues	470,836	430,369	439,912

Expenses
Casino	$112,452	$113,941	$119,850
Hotel	27,669	24,751	23,781
Food and beverage	56,425	53,471	53,736
Tower, retail and other	14,905	15,305	16,156
Selling, general and administrative	169,736	165,754	176,236
Depreciation and amortization	38,414	34,345	33,501

	419,601	407,567	423,260

Operating income	$51,235	$22,802	$16,652

      In September 2000, Stratosphere’s Board of Directors approved a going private transaction proposed by the Company and an affiliate of Icahn. On February 1, 2001 the Company entered into a merger agreement with Stratosphere under which the Company would acquire the remaining shares of Stratosphere that it did not currently own. The Company owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The Company, subject to certain conditions, agreed to pay approximately $44.3 million for the outstanding shares of Stratosphere not currently owned by it. Stratosphere stockholders not affiliated with Icahn would receive a cash price of $45.32 per share and Icahn related stockholders would receive a cash price of $44.33 per share. This transaction was completed in December 2002 after shareholders’ approval.
      The acquisition by the Company of the minority shares not owned by an Icahn affiliate has been accounted for as a purchase in accordance with SFAS No. 141, Business Combinations. The acquisition by the Company of the common stock held by an Icahn affiliate has been recorded at historical cost. The excess of the affiliate’s historical cost over the amount of the cash disbursed, which amounted to $21,151,000, has been accounted for as an addition to the General Partner’s equity.
      On January 5, 2004, American Casino, an indirect wholly-owned subsidiary of the Company, entered into an agreement to acquire Arizona Charlie’s Decatur and Arizona Charlie’s Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for an aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed on May 26, 2004. The terms of the transactions were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel. As previously contemplated, upon closing, the Company transferred 100% of the common stock of Stratosphere to American Casino. As a result, following the acquisition and contributions, American Casino owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area. The Company consolidates American Casino and its subsidiaries in the Company’s financial statements. In accordance with generally accepted accounting principles, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests, and the financial statements of

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
previously separate companies for periods prior to the acquisition are restated on a combined basis. The Company’s December 31, 2003 and 2002 consolidated financial statements have been restated to reflect the acquisition of Arizona Charlie’s Decatur and Arizona Charlie’s Boulder.
      Earnings, capital contributions and distributions of the two Arizona Charlie’s entities prior to the acquisition have been allocated to the General Partner. In accordance with the purchase agreement, prior to the acquisition, capital contributions of $22.8 million were received from and capital distributions of $17.9 million were paid to affiliates of Mr. lcahn. The assets acquired and liabilities assumed in this acquisition have been accounted for at historical cost. A reduction of $125.9 million, reflecting the purchase price, has been made to the General Partner’s equity in May 2004.
      In 1998 and 1999, the Company acquired an interest in the Sands, by purchasing the principal amount of approximately $31.4 million of First Mortgage Notes (“Notes”) issued by GB Property Funding Corp. (“GB Property”). The purchase price for said notes was $25.3 million. GB Property was organized as a special purpose entity for borrowing funds by Greate Bay Hotel and Casino, Inc. (“Greate Bay”). Greate Bay is a wholly-owned subsidiary of GBH. An affiliate of the General Partner also made an investment. A total of $185.0 million in Notes were issued.
      On January 5, 1998, GB Property and Great Bay filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code to restructure its long-term debt.
      In July 2000, the U.S. Bankruptcy Court ruled in favor of the reorganization plan proposed by affiliates of the General Partner which provided for an additional investment of $65.0 million by the Icahn affiliates in exchange for a 46% equity interest in GBH, with bondholders (which also include the Icahn affiliates) to receive $110.0 million at 11% interest payable due September 29, 2005, in new notes of GB Property First Mortgage (“GB Notes”) and a 54% equity interest in GBH. Interest on the GB Notes is payable on March 29 and September 29, beginning March 29, 2001. The outstanding principal is due September 29, 2005. The principal and interest that was due on September 29, 2005 was not paid. On September 29, 2005, GBH declared bankruptcy.
      Until July 22, 2004, Greate Bay was the owner and operator of Sands. Atlantic Holdings was a wholly-owned subsidiary of Greate Bay which was a wholly-owned subsidiary of GBH. ACE is a wholly-owned subsidiary of Atlantic Holdings. Atlantic Holdings and ACE were formed in connection with a transaction (the “Transaction”), which included a Consent Solicitation and Offer to Exchange in which holders of the GB Notes were given the opportunity to exchange such notes, on a dollar for dollar basis, for $110 million of 3% Notes due 2008 (the “Atlantic Holdings Notes”), issued by Atlantic Holdings. The Transaction and the Consent Solicitation and Offer to Exchange were consummated on July 22, 2004, and holders of approximately $66.3 million of GB Notes exchanged such notes for approximately $66.3 million Atlantic Holdings Notes. Also on July 22, 2004, in connection with the Consent Solicitation and Offer to Exchange, the indenture governing the GB Notes was amended to eliminate certain covenants and to release the liens on the collateral securing such notes. The Transaction included, among other things, the transfer of substantially all of the assets of GBH to Atlantic Holdings.
      The Atlantic Holdings Notes are guaranteed by ACE. Also on July 22, 2004, in connection with the consummation of the Transaction and the Consent Solicitation and Offer to Exchange, GB Property and Greate Bay merged into GBH, with GBH as the surviving entity. In connection with the transfer of the assets and certain liabilities of GBH, including the assets and certain liabilities of Greate Bay, Atlantic Holdings issued 2,882,937 shares of common stock, par value $.01 per share (the “Atlantic Holdings Common Stock”) of Atlantic Holdings to Greate Bay which, following the merger of Greate Bay became the sole asset of GBH. Substantially all of the assets and liabilities of GBH and Greate Bay (with the exception of the remaining GB Notes and accrued interest thereon, the Atlantic Holdings Common Stock, and the related pro rata share of deferred financing costs) were transferred to Atlantic Holdings or ACE. As part of the Transaction an

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
aggregate of 10,000,000 warrants were distributed on a pro rata basis to the stockholders of GBH upon the consummation of the Transaction. Such warrants allow the holders to purchase from Atlantic Holdings at an exercise price of $.01 per share, an aggregate of 2,750,000 shares of Atlantic Holdings Common Stock and are only exercisable following the earlier of (a) either the Atlantic Holdings Notes being paid in cash or upon conversion, in whole or in part, into Atlantic Holdings Common Stock, (b) payment in full of the outstanding principal of the GB Notes exchanged, or (c) a determination by a majority of the board of directors of Atlantic Holdings (including at least one independent director of Atlantic Holdings) that the Warrants may be exercised. The Sands’ New Jersey gaming license was transferred to ACE in accordance with the approval of the New Jersey Casino Control Commission.
      On December 27, 2004, the Company purchased approximately $37.0 million principal amount of Atlantic Holdings Notes from two Icahn affiliates for cash consideration of $36.0 million. The Company already owned approximately $26.9 million principal amount of Atlantic Holdings Notes. The Atlantic Holdings Notes owned by the Company eliminate in consolidation.
      On January 21, 2005, the Company entered into an agreement with affiliates of Mr. Icahn to acquire 41.2% of the common stock of GBH and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of Atlantic Holdings. The Company already owned 36.3% of the common stock of GBH and warrants to purchase approximately 10% of the fully diluted common stock of Atlantic Holdings. The Company agreed to pay approximately $12.0 million in depositary units, plus an additional $6.0 million in depositary units if certain earnings targets are met during 2005 and 2006.
      On May 17, 2005, the Company (1) converted $28.8 million in principal amount of Atlantic Holdings Notes into 1,891,181 shares of Atlantic Holdings common stock and (2) exercised warrants to acquire 997,620 shares of Atlantic Holdings common stock. Also on May 17, 2005, affiliates of Mr. Icahn exercised warrants to acquire 1,133,284 shares of Atlantic Holdings common stock. Prior to May 17, 2005 GBH owned 100% of the outstanding common stock of Atlantic Holdings.
      On June 30, 2005, the Company completed the purchase of 4,121,033 shares of common stock of GBH and 1,133,284 shares of Atlantic Holdings from affiliates of Mr. Icahn in consideration of 413,793 of our depositary units. Up to an additional 206,897 depositary units may be issued if Atlantic Holdings meets certain earnings targets during 2005 and 2006. The depositary units issued in consideration for the acquisitions were valued at approximately $12.0 million.
      After the acquisition, the Company owns 77.5% of the common stock of GBH and 58.3% of the common stock of Atlantic Holdings. As a result of the acquisition, the Company obtained control of GBH and Atlantic Holdings. The period of common control for GBH and Atlantic Holdings began prior to January 1, 2002. The financial statements give retroactive effect to the consolidation of GBH and Atlantic Holdings. The Company had previously accounted for GBH on the equity method.
      In the year ended December 31, 2004, the Company recorded an impairment loss of $15.6 million on its equity investment in GBH. The purchase price pursuant to our agreement to purchase additional shares in 2005 indicated that the fair value of our investment was less than our carrying value. An impairment charge was recorded to reduce the carrying value to the value implicit in the purchase agreement.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with the purchase of the master lease from Strato-Retail, American Casino assumed lessor responsibilities for various non-cancelable operating leases for certain retail space. The future minimum lease payments to be received under these leases for years subsequent to December 31, 2004 are as follows:

Years Ending December 31,	(In $000’s)

2005	$5,877
2006	4,778
2007	3,615
2008	2,177
2009	1,224
Thereafter	959

Total Payments	$18,630

      The above minimum rental income does not include contingent retail income contained within certain retail operating leases. In addition, American Casino is reimbursed by lessees for certain operating expenses.

5.	Oil and Gas
      Since their acquisitions during the second quarter of 2005, the Company conducts oil and gas operations through its wholly-owned subsidiary, AREP Oil and Gas LLC (“AREP Oil and Gas”). AREP Oil and Gas includes its 50.01% ownership interest in NEG, its 50% membership interest in NEG Holdings, its indirect 50% membership interest (through NEG) in NEG Holdings, and its 100% ownership interest in TransTexas and Panaco, which are now known as National Onshore, LP and National Offshore, LP, respectively. The Company’s oil and gas operations consist of exploration, development, and production operations principally in Texas, Oklahoma, Louisiana and Arkansas and offshore in the Gulf of Mexico.
      Summary balance sheets for AREP Oil and Gas as of December 31, 2004 and 2003, included in the consolidated balance sheet, are as follows:

	December 31,

	2004	2003

	(In $000’s)
Current assets	$81,748	$62,622
Oil and gas properties, full cost method	527,384	354,821
Other noncurrent assets	40,492	21,254

Total assets	$649,624	$438,697

Current liabilities	$48,832	$28,975
Noncurrent liabilities	123,651	101,016

Total liabilities	$172,483	$129,991

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized income statement information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Revenues	$137,988	$99,909	$36,733

Cost and expenses:
Oil and gas operating expenses	31,075	22,345	10,943
Depreciation, depletion and amortization	60,123	39,455	15,509
General and administrative expenses	13,737	7,769	5,912

Total expenses	104,935	69,569	32,364

Operating income	$33,053	$30,340	$4,369

      Oil and gas operating expenses comprise expenses that are directly attributable to exploration, development and production operations including lease operating expenses, transportation expenses, gas plant operating expenses, ad valorem and production taxes.
      Included in revenue is the impact of unrealized gains and losses on derivatives. For the years ended December 31, 2004, 2003 and 2002, there were unrealized losses of $9.2 million, $2.6 million and $3.6 million, respectively. For the years ended December 31, 2004, 2003 and 2002, there were realized losses of $16.6 million, $8.3 million and $1.2 million, respectively.
      In October 2003, pursuant to a Purchase Agreement dated as of May 16, 2003, the Company acquired certain debt and equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate cash consideration of approximately $148.1 million plus approximately $6.7 million in cash of accrued interest on the debt securities. The agreement was reviewed and approved by the Audit Committee, which was advised by its independent financial advisor and legal counsel. The securities acquired were $148,637,000 in principal amount of outstanding 10 3/4% Senior Notes due 2006 of NEG and 5,584,044 shares of common stock of NEG. As a result of the foregoing transaction and the acquisition by the Company of additional securities of NEG prior to the closing, the Company beneficially owns in excess of 50% of the outstanding common stock of NEG. In connection with the acquisition of stock in NEG, the excess of cash disbursed over the historical cost which amounted to $2.8 million was charged to the General Partner’s equity. There is no minority interest allocated to the other NEG stockholders because of NEG’s negative equity.
      NEG owns a 50% interest in NEG Holdings; the other 50% interest in NEG Holdings was held by an affiliate of Mr. Icahn prior to the Company’s acquisition of the interest during the second quarter of 2005. NEG Holdings owns NEG Operating LLC (“Operating LLC”) which owns operating oil and gas properties managed by NEG.
      On December 6, 2004, the Company purchased from affiliates of Mr. Icahn $27,500,000 aggregate principal amount, or 100%, of the outstanding term notes issued by TransTexas (the “TransTexas Notes”). The purchase price was $28,245,890, which equals the principal amount of the TransTexas Notes plus accrued but unpaid interest. The notes eliminate in consolidation due to the acquisition of TransTexas in April 2005.
      On December 6, 2004, the Company purchased all of the membership interests of Mid River LLC (“Mid River”) from Icahn affiliates for an aggregate purchase price of $38,125,999. The assets of Mid River consist of $38,000,000 principal amount of term loans of Panaco (the “Panaco Debt”). The purchase price included accrued but unpaid interest. The Panaco Debt eliminates in consolidation due to the acquisition of Panaco in June 2005.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On January 21, 2005, the Company entered into an agreement to acquire TransTexas, Panaco and the membership interest in NEG Holdings other than that already owned by NEG for cash consideration of $180.0 million and depository units valued at $454.0 million, from affiliates of Mr. Icahn. The acquisition of TransTexas was completed on April 6, 2005 for $180.0 million in cash. The acquisition of Panaco and the membership interest in NEG Holdings was completed on June 30, 2005 for 15,344,753 depository units, valued at $445.0 million. The terms of the transaction were approved by the Audit Committee, which was advised by its independent financial advisor and by counsel.
      The acquisition of entities under common control is required to be accounted for under the “as if pooling” method during the period of common control. As a result of this method of accounting, the assets and liabilities of TransTexas, Panaco and NEG Holdings are included in the consolidated financial statements at historical cost. All prior period financial statements of the Company have been restated to include the consolidated results of operations and cash flows of the acquired entities.
      The period of common control for TransTexas began September 1, 2003, when it emerged from bankruptcy. The period of common control for Panaco began November 16, 2004, when it emerged from bankruptcy.
      The membership interest acquired in NEG Holdings constitutes all of the membership interests other than the membership interest already owned by NEG, which is itself 50.01% owned by the Company. As a result of the acquisition of the additional direct interest in Holding LLC, the Company is now the primary beneficiary of NEG Holdings in accordance with FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities and now consolidates the financial results of NEG Holdings. The consolidated financial statements give retroactive effect to the consolidation of the acquired 50% interest in NEG Holdings, together with our 50% interest owned through NEG. The period of common control for NEG Holdings began on September 1, 2001.
      For financial reporting purposes, earnings, capital contributions and capital distributions prior to the acquisitions have been allocated to the General Partner.

Capitalized Costs
      Capitalized costs as of December 31, 2004 and 2003 relating to oil and gas producing activities are as follows:

	December 31,

	2004	2003

	(In $000’s)
Proved properties	$923,094	$689,444
Other property and equipment	5,595	7,207

Total	928,689	696,651
Less: Accumulated depreciation, depletion and amortization	401,305	341,830

	$527,384	$354,821

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Cost incurred in connection with property acquisition, exploration and development activities for the years ended December 31, 2004, 2003 and 2002 were as follows:

	December 31,

	2004	2003	2002

	(In $000’s, except depletion rate)
Acquisitions	$128,673	$184,667	$49,049
Exploration costs	62,209	6,950	1,073
Development costs	52,765	29,640	16,125

Total	$243,647	$221,257	$66,247

Depletion rate per MCFe	$2.11	$1.85	$1.30

      As of December 31, 2004, 2003 and 2002 all capitalized costs relating to oil and gas activities have been included in the full cost pool.

Supplemental Reserve Information (Unaudited)
      The accompanying tables present information concerning the Company’s oil and natural gas producing activities during the years ended December 31, 2004 and 2003 and are prepared in accordance with SFAS No. 69, “Disclosures about Oil and Gas Producing Activities.”
      Estimates of the Company’s proved reserves and proved developed reserves were prepared by independent firms of petroleum engineers, based on data supplied by them to the Company. Estimates relating to oil and gas reserves are inherently imprecise and may be subject to substantial revisions due to changing prices and new information, such as reservoir performance, production data, additional drilling and other factors becomes available.
      Proved reserves are estimated quantities of oil, natural gas, condensate and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Natural gas liquids and condensate are included in oil reserves. Proved developed reserves are those proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or existing wells on which a relatively major expenditure is required for recompletion. Natural gas quantities represent gas volumes which include amounts that will be extracted as natural gas liquids. The Company’s estimated net proved reserves and proved developed reserves of oil and condensate and natural gas for the years ended December 31, 2004, 2003 and 2002 were as follows:

	Crude Oil	Natural Gas

	(Barrels)	(Thousand
		cubic feet)
December 31, 2001	5,158,883	82,431,275
Purchases of reserves in place	30,436	34,196,450
Sales of reserves in place	(223,214)	—
Extensions and discoveries	28,892	14,403,643
Revisions of previous estimates	842,776	(636,931)
Production	(629,100)	(7,827,100)

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Crude Oil	Natural Gas

	(Barrels)	(Thousand
		cubic feet)
December 31, 2002	5,208,673	122,567,337
Purchase of reserves in place	—	—
Reserves of TransTexas purchased from affiliate of General Partner	1,120,400	41,440,700
Sales of reserves in place	(25,399)	(744,036)
Extensions and discoveries	494,191	61,637,828
Revisions of previous estimates	2,344,071	(2,728,657)
Production	(976,374)	(15,913,351)

December 31, 2003	8,165,562	206,259,821
Purchase of reserves in place	—	—
Reserves of Panaco purchased from affiliate of General Partner	5,203,599	25,981,749
Sales of reserves in place	(15,643)	(344,271)
Extensions and discoveries	524,089	50,226,279
Revisions of previous estimates	204,272	9,810,665
Production	(1,484,005)	(18,895,077)

December 31, 2004	12,597,874	273,039,166

Proved developed reserves:
December 31, 2002	3,539,450	92,382,411

December 31, 2003	6,852,118	125,765,372

December 31, 2004	8,955,300	151,451,558

Standardized Measure Information (Unaudited)
      The calculation of estimated future net cash flows in the following table assumed the continuation of existing economic conditions and applied year-end prices (except for future price changes as allowed by contract) of oil and gas to the expected future production of such reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing those reserves.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair market value of the Company’s oil and gas reserves. These estimates reflect proved reserves only and ignore, among other things, changes in prices and costs, revenues that could result from probable reserves which could become proved reserves in later years and the risks inherent in reserve estimates. The standardized measure of discounted future net cash flows relating to proved oil and gas reserves as of December 31, 2004 and 2003 is as follows:

	December 31,

	2004	2003

	(In $000’s)
Future cash inflows	$2,203,900	$1,497,902
Future production and development costs	(836,092)	(469,633)

Future net cash flows	1,367,808	1,028,269
Future income taxes	(32,979)	—
Annual discount (10%) for estimating timing of cash flows	(563,549)	(407,771)

Standardized measure of discounted future net cash flows	$771,280	$620,498

      Principal sources of change in the standardized measure of discounted future net cash flows for the years ended December 31, 2004, 2003 and 2002 was:

	December 31,

	2004	2003	2002

	(In $000’s)
Beginning of year	$620,498	$310,632	$113,122
Sales of reserves in place	(1,376)	(2,476)	(2,510)
Sales and transfers of crude oil and natural gas produced net of production costs	(130,640)	(74,186)	(31,115)
Net change in prices and production costs	16,686	77,205	112,381
Development costs incurred during the period and changes in estimated future development costs	(96,236)	(70,350)	(45,231)
Acquisitions of reserves	75,239	101,804	102,916
Extensions and discoveries	193,022	211,325	43,641
Revisions of previous quantity estimates	31,730	37,718	8,511
Accretion of discount	62,050	34,457	11,312
Changes in production rates and other	307	(5,631)	(2,395)

End of year	$771,280	$620,498	$310,632

      During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil posted prices in the United States, including the posted prices paid by purchasers of the Company’s crude oil. The net weighted average prices of crude oil and natural gas as of December 31, 2004, 2003 and 2002 was $41.80, $29.14 and $29.86 per barrel of crude oil and $5.93, $5.89 and $4.92 per thousand cubic feet of natural gas.

6.	Real Estate
      The Company’s real estate operations consist of (1) rental real estate and (2) residential developments and (3) associated resort activities.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Rental Real Estate. As of December 31, 2004, the Company owned 71 rental real estate properties. These primarily consist of fee and leasehold interests and, to a limited extent, interests in real estate mortgages in 23 states. Most of these properties are net-leased to single corporate tenants. Approximately 84% of these properties are currently net-leased, 6% are operating properties and 10% are vacant.
      Property Development and Associated Resort Activities. The Company owns, primarily through its Bayswater subsidiary, residential development properties. Bayswater, a real estate investment, management and development company, focuses primarily on the construction and sale of single-family houses, multi-family homes and lots in subdivisions and planned communities and raw land for residential development. The Company’s New Seabury development property in Cape Cod, Massachusetts, and our Grand Harbor and Oak Harbor development property in Vero Beach, Florida each include land for future residential development of more than 450 and 980 units of residential housing, respectively. Both developments operate golf and resort activities.
      A summary of real estate assets as of December 31, 2004 and 2003, included in the consolidated balance sheet, is as follows:

	December 31,

	2004	2003

	(In $000’s)
Rental properties
Finance leases, net	$85,281	$131,618
Operating leases	49,118	76,443
Property development	106,537	43,459
Resort properties	50,132	41,526

Total real estate	$291,068	$293,046

      In addition to the above are properties held for sale. The amount included in other current assets related to such properties was $58.0 million and $128.8 million at December 31, 2004 and 2003, respectively. The operating results of certain of these properties are classified as discontinued operations.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Summarized income statement information attributable to real estate operations is summarized as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Revenues
Rental real estate:
Interest income on financing leases	$9,880	$13,115	$14,722
Rental income	9,014	8,055	8,289
Property development	26,591	13,265	76,024
Resort activities	16,210	12,376	12,921

Total revenues	61,695	46,811	111,956

Operating expenses:
Rental real estate	10,733	8,205	10,548
Property development	18,486	9,129	54,640
Resort activities	15,719	11,580	13,057

Total expenses	44,938	28,914	78,245

Operating income	$16,757	$17,897	$33,711

a.	Real Estate Leased to Others Accounted for Under the Financing Method
      Real estate leased to others accounted for under the financing method is summarized as follows (in $000’s):

	December 31,

	2004	2003

Minimum lease payments receivable	$97,725	$161,785
Unguaranteed residual value	48,980	74,651

	146,705	236,436
Less unearned income	57,512	99,080

	89,193	137,356
Less current portion of lease amortization	3,912	5,738

	$85,281	$131,618

      The following is a summary of the anticipated future receipts of the minimum lease payments receivable at December 31, 2004 (in $000’s):

Year Ending December 31,	Amount

2005	$11,941
2006	11,746
2007	10,832
2008	9,476
2009	9,255
Thereafter	44,475

$97,725

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004 and 2003, approximately $73,144,000 and $107,543,000, respectively, of the net investment in financing leases was pledged to collateralize the payment of nonrecourse mortgages payable.

b.	Real Estate Leased to Others Accounted for Under the Operating Method
      Real estate leased to others accounted for under the operating method is summarized as follows (in $000’s):

	December 31,

	2004	2003

Land	$13,666	$24,040
Commercial Buildings	45,972	83,252

	59,638	107,292
Less accumulated depreciation	10,520	30,849

	$49,118	$76,443

      The following is a summary of the anticipated future receipts of minimum lease payments under non-cancelable leases at December 31, 2004 (in $000’s):

Year Ending December 31,	Amount

2005	$7,186
2006	6,232
2007	5,649
2008	5,383
2009	5,001
Thereafter	19,753

$49,204

      At December 31, 2004 and 2003, approximately $14,166,000 and $15,630,000, respectively, of net real estate leased to others was pledged to collateralize the payment of non-recourse mortgages payable.

c.	Significant Property Transactions
      Information on significant property transactions during the three-year period ended December 31, 2004 is as follows:

1. In September 2002, the Company purchased an industrial building located in Nashville, Tennessee for approximately $18.2 million. The building was constructed in 2001 and is fully leased to two tenants, Alliance Healthcare and Jet Equipment & Tools Inc., with leases expiring in 2011. In October 2002, the Company closed a $12.7 million non-recourse mortgage loan on the Nashville, Tennessee property. The loan bore interest at 6.4% per annum and was due to mature in ten years. In June 2004, the Company sold the property for a selling price of $19.2 million. A gain of approximately $1.4 million was recognized in the year ended December 31, 2004 and is included in discontinued operations in the Consolidated Statements of Earnings.

At December 31, 2003, the property had a carrying value of approximately $18,066,000 and was encumbered by a non-recourse mortgage in the amount of $12,700,000.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2. In October 2002, the Company sold a property located in North Palm Beach, Florida for a selling price of $3.5 million. A gain of approximately $2.4 million was recognized in the year ended December 31, 2002.

3. In October 2003, the Company sold a property located in Columbia, Maryland to its tenant for a selling price of $11 million. A gain of approximately $5.8 million was recognized in the year ended December 31, 2003.

4. During the year ended December 31, 2004, the Company sold 57 rental real estate properties for approximately $245 million which were encumbered by mortgage debt of approximately $94 million which was repaid from the sale proceeds.

During the year ended December 31, 2004, of the 57 properties, the Company sold nine financing lease properties for approximately $43.6 million. The properties were encumbered by mortgage debt of approximately $26.8 million, which was repaid from the sales proceeds. The carrying value of these properties was approximately $38.3 million; therefore, the Company recognized a gain on sale of approximately $5.3 million in the year ended December 31, 2004, which is included in income from continuing operations in the Consolidated Statements of Earnings.

During the year ended December 31, 2004, of the 57 properties, the Company sold 48 operating and held for sale properties for approximately $201.8 million. The properties were encumbered by mortgage debt of approximately $67 million, which was repaid from the sales proceeds. The carrying value of these properties was approximately $126.6 million. The Company recognized a gain on sale of approximately $75.2 million in year ended December 31, 2004, which is included in income from discontinued operations in the Consolidated Statements of Earnings.

At December 31, 2004, the Company had fifteen properties under contract or as to which letters of intent had been executed by potential purchasers, all of which contracts or letters of intent are subject to purchaser’s due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. At December 31, 2004, the carrying value of these properties is approximately $62.3 million. In accordance with generally accepted accounting principles, only the real estate operating properties under contract or letter of intent, but not the financing lease properties, were reclassified to “Properties Held for Sale” and the related income and expense reclassified to “Income from discontinued operations.”

5. In January 2004, in conjunction with its reinvestment program, the Company purchased a 34,422 square foot commercial condominium unit (“North Moore Condos”) located in New York City for approximately $14.5 million. The unit contains a Citibank branch, a furniture store and a restaurant. Current annual rent income from the three tenants is approximately $1,289,000. The Company obtained mortgage financing of $10 million for this property in April 2004. The mortgage bears interest at the rate of 5.73% per annum, and matures in March 2014. Annual debt service is $698,760.

6. In July 2004, the Company purchased two Vero Beach, Florida waterfront communities, Grand Harbor and Oak Harbor (“Grand Harbor”), including their respective golf courses, tennis complex, fitness center, beach club and clubhouses. The acquisition also included properties in various stages of development, including land for future residential development, improved lots and finished residential units ready for sale. The purchase price was approximately $75 million, which included approximately $62 million of land and construction in progress. The Company plans to invest in the further development of these properties and the enhancement of the existing infrastructure.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

d.	Property held for sale (in $000’s):

	December 31,

	2004	2003

Leased to others	$74,444	$146,416
Vacant	450	2,550

	74,894	148,966
Less accumulated depreciation	16,873	20,153

	$58,021	$128,813

      At December 31, 2004 and 2003, approximately $34,881,000 and $105,984,000, respectively, of real estate held for sale was pledged to collateralize the payment of non-recourse mortgages payable.
      The following is a summary of income from discontinued operations (in $000’s):

	December 31,

	2004	2003	2002

Rental income	$14,560	$22,130	$19,636
Hotel and resort operating income	3,869	6,128	5,676

	18,429	28,258	25,312

Mortgage interest expense	3,440	6,781	6,302
Depreciation and amortization	1,319	5,109	4,222
Property expenses	3,926	4,268	3,549
Hotel and resort operating expenses	3,801	5,681	5,201

	12,486	21,839	19,274

Income from discontinued operations	$5,943	$6,419	$6,038

7.	Investments

	December 31, 2004		December 31, 2003

	Amortized	Carrying	Amortized	Carrying
	Cost	Value	Cost	Value

	(In $000’s)
Current Investments:
Available for Sale
U.S. Government and agency obligations	$96,840	$96,840	$52,800	$52,583
Philip Services Corporation(a): Equity	—	—	—	—
Corporate bonds(b)	—	—	45,100	51,626
Marketable equity and debt securities	2,248	2,248	1,300	4,200

	$99,088	$99,088	$99,200	$108,409

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2004		December 31, 2003

	Amortized	Carrying	Amortized	Carrying
	Cost	Value	Cost	Value

	(In $000’s)
Non-Current Investments:
Available for Sale
U.S. Government and agency obligations	$5,491	$5,491	$8,990	$8,990
WestPoint Stevens(e)	205,850	205,850	—	—
Union Power Partners, L.P. and Panda Gila River L.P.(f)	39,316	39,316	—	—
Other	782	782	8,298	8,298

	251,439	251,439	17,288	17,288
Other Non-Current Investments:
Peninsula/ Hampton and Alex Hotel(c) and(d)	—	—	42,030	42,030

Total Non-Current Investments	$251,439	$251,439	$59,318	$59,318

      a. At December 31, 2002, the Company owned the following approximate interests in Philip Service Corporation (“Philip”): (1) 1.8 million common shares, (2) $14.2 million in secured term debt, and (3) $10.9 million in accreted secured convertible payment-in-kind debt. The Company had an approximate 7% equity interest in Philip and an Icahn affiliate had an approximate 38% equity interest. Icahn affiliates also owned term and payment-in-kind debt.
      The market value of Philip’s common stock declined steadily since it was acquired by the Company. In 2002, based on a review of Philip’s financial statements, management of the Company deemed the decrease in value to be other than temporary. As a result, the Company wrote down its investment in Philip’s common stock by charges to earnings of $8,476,000 and charges to other comprehensive income (“OCI”) of $761,000 in the year ended December 31, 2002. This investment had been previously written down by approximately $6.8 million in charges to earnings. The Company’s adjusted carrying value of Philip’s common stock was approximately $200,000 at December 31, 2002.
      In June 2003, Philip announced that it and most of its wholly owned U.S. subsidiaries filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code.
      In the year ended December 31, 2003, management of the Company determined that it was appropriate to write-off the balance of its investment in the Philip’s common stock by a charge to earnings of approximately $961,000; of this amount $761,000 was previously charged to OCI in 2002, which was reversed in 2003, and included in the $961,000 charge to earnings.
      Approximately $6.6 million of charges to OCI were reversed and the investments were reclassified at their original cost to “Other investments” at December 31, 2002. These adjustments had no effect on the Company’s reported earnings for the year ended December 31, 2002.
      In 2003, the cost basis of the debt was approximately $22.1 million. As previously mentioned, Philip filed for bankruptcy protection in June 2003. Management of the Company reviewed Philip’s financial statements, bankruptcy documents and the prices of recent purchases and sales of the debt and determined this investment to be impaired. Based upon this review, management concluded the fair value of the debt to be approximately $3.3 million; therefore, the Company recorded a write-down of approximately $18.8 million by a charge to earnings, which was included in “Other income (expense)” in the Consolidated Statements of Earnings in the year ended December 31, 2003. In December 2003, the Company sold two-thirds of its term and paid-in-kind (“PIK”) debt with a basis of $2.2 million for $2.6 million, generating a gain of $0.4 million.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Philip emerged from bankruptcy on December 31, 2003 as a private company controlled by an lcahn affiliate. The Company’s remaining interest in the debt, which is included in non-current investments, was delivered and exchanged for approximately 443,000 common shares representing a 4.4% equity interest in the new Philip, valued at the carrying value of the debt at December 31, 2004 of $0.7 million.
      b. In December 2003, the Company acquired approximately $86.9 million principal amount of corporate bonds for approximately $45.1 million. These bonds were classified as available for sale securities. Available for sale securities are carried at fair value on the balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of Partners’ Equity. At December 31, 2003, the carrying value of the bonds was approximately $51.6 million and accumulated OCI was approximately $6.5 million. This OCI was reversed in the year ended December 31, 2004 upon the sale of corporate bonds. In the year ended December 31, 2004, the Company sold the debt securities for approximately $82.3 million, recognizing a gain of $37.2 million.
      c. On November 30, 2000, the Company entered into a mezzanine loan agreement to fund $23 million in two tranches to an unaffiliated borrower. The funds were to be used for certain initial development costs associated with a 65 unit condominium property located at 931 1st Avenue in New York City. The first tranche of $10 million was funded on November 30, 2000 and provided for interest accruing at a rate of 25% per annum, with principal and interest due at maturity, May 29, 2003. Also, in November 2000, approximately $3.7 million of the second tranche of the loan was funded. The balance of approximately $9.3 million was funded in installments during 2001. The second tranche provided for interest accruing at a rate of 21.5% per annum, with principal and interest due at maturity, November 29, 2002. The loans were payable at any time from the proceeds of unit sales, after satisfaction of senior debt of approximately $45 million. The loans were secured by the pledge of membership interests in the entity that owns the real estate. In May 2002, the Company received approximately $31.3 million for prepayment of the mezzanine loans. The balance of the prepayment of $8.3 million represented accrued interest ($7.9 million) and exit fees ($0.4 million), which amounts were recognized as “Interest income” and “Other income (expense),” respectively, in the Consolidated Statements of Earnings for the year ended December 31, 2002.
      d. At December 31, 2002, the Company had funded two mezzanine loans for approximately $23.2 million and had commitments to fund, under certain conditions, additional advances of approximately $5 million. Both loans had an interest rate of 22% per annum compounded monthly. The Peninsula loan, for a Florida condominium development, which had a term of 24 months from the date of funding, February 2002, was repaid in full in 2003. Approximately $6.8 million of interest income was recorded and is included in “Interest income” in the Consolidated Statements of Earnings for the year ended December 31, 2003. The Alex Hotel loan, for a New York City hotel with approximately 200 rooms, had a term of 36 months from the closing date, April 2002. At December 31, 2003, accrued interest of approximately $4.4 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. Origination fees of $3.0 million have been received in connection with one of the mezzanine loans and approximately $1.5 million and $1.1 million has been recognized in “Other income (expense)” in the Consolidated Statements of Earnings in the years ended December 31, 2003 and 2002, respectively. In February 2003, the Company funded the Hampton mezzanine loan for approximately $30 million on a Florida condominium development. The loan was due in 18 months with one six-month extension and had an interest rate of 22% per annum compounded monthly. At December 31, 2003, accrued interest of approximately $6.7 million had been deferred for financial statement purposes pending receipt of principal and interest payments in connection with this loan. On April 30, 2004, the Company received approximately $16.7 million for the prepayment of the Alex Hotel loan. The principal amount of the loan was $11 million. The prepayment included approximately $5.7 million of accrued interest, which was recognized as interest income in the year ended December 31, 2004.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      e. In 2004, the Company purchased approximately $278.1 million principal amount of secure bank debt of WestPoint Stevens, a company currently operating as a debtor in possession under Chapter 11 of the U.S. Bankruptcy Code, for a purchase price of approximately $205.8 million. Approximately $193.6 million principal amount is secured by a first priority lien of certain assets of WestPoint and approximately $84.5 million principal amount is secured by a second priority lien. Interest income totaled approximately $7.2 million for the year ended December 31, 2004 and is included in “Interest income” in the Consolidated Statements of Earnings for the year then ended. Based on the latest available information, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified. See footnote 24 for details of the Company’s acquisition of Westpoint Stevens.
      f. In 2004, the Company purchased approximately $71.8 million of secured bank debt of Union Power Partners L.P. and Panda Gila River L.P. for a purchase price of approximately $39.3 million. No interest is currently being received on this debt. As of December 31, 2004, the Company has not accreted this debt and does not believe that an other than temporary impairment has been identified.

8.	Other Current Assets

	December 31,

	2004	2003

Properties held for sale	$58,021	$128,813
Restricted cash — non securities	19,856	15,058
Restricted cash — securities(1)	123,001	—
Other	8,540	8,720

	$209,418	$152,591

(1)	In November and December 2004, the Company sold short certain equity securities which resulted in the following (in $000’s):

a. $123,001 — Restricted Cash — Securities — Net proceeds from short sales of equity securities and cash collateral held by brokerage institutions against the Company’s short sales.

b. $90,674 — Securities Sold Not Yet Purchased — The Company’s obligation to cover the short sales of equity securities described above. The Company recorded unrealized losses on securities sold short of $23.6 million in the year ended December 31, 2004 reflecting an increase in price in the securities sold short. This amount has been recorded in the consolidated statements of earnings for the year then ended in the respective caption.

9.	Trade, Notes and Other Receivables
      Trade, notes and other receivables as of December 31, 2004 and 2003 was $105.5 million and $80.8 million, respectively. The largest component of trades, notes and other receivables are trade receivables from the Company’s oil and gas properties.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Property, Plant and Equipment
      Property, plant and equipment consist of the following:

	December 31, 2004			December 31, 2003

		Accumulated			Accumulated
		Depletion/			Depletion/
	Cost	Depreciation	Net	Cost	Depreciation	Net

	(In $000’s)
Oil and Gas	$928,689	$(401,305)	$527,384	$696,651	$(341,830)	$354,821
Gaming	587,073	(141,673)	445,400	582,557	(114,441)	468,116
Real Estate	311,230	(20,162)	291,068	329,263	(36,217)	293,046

Total PP&E	$1,826,992	$(563,140)	$1,263,852	$1,608,471	$(492,488)	$1,115,983

      Depreciation, depletion and amortization expense related to property, plant and equipment for the years ended December 31, 2004, 2003 and 2002 was $103.7 million, $77.9 million and $52.3 million, respectively.
      During 2005, the Company has begun to incur operating losses relating to the operation of The Sands. However, The Sands continues to generate positive cash flow. The Company believes that its efforts to improve profitability will lead to a reversal of these operating losses. However, as there is no guarantee that the Company’s efforts will be successful, the Company continues to evaluate whether there is an impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” In the event that a change in operations results in a future reduction of cash flows, the Company may determine that an impairment under SFAS 144 has occurred at The Sands, and an impairment charge may be required. The carrying value of P,P&E of The Sands at September 30, 2005 was approximately $165.5 million.

11.	Other Non-Current Assets
      Other non-current assets consist of the following:

	December 31,

	2004	2003

	(In $000’s)
Deferred taxes	$56,416	$65,445
Deferred finance costs, net of accumulated amortization of $3,179 and $1,349 as of December 31, 2004 and 2003, respectively	17,178	1,316
Restricted deposits	23,519	—
Other	28,448	19,788

	$125,561	$86,549

      Restricted deposits represent amounts escrowed with respect to asset retirement obligations at the Company’s oil and gas operations.

12.	Other Non-Current Liabilities
      Other non-current liabilities consist of the following:

	December 31,

	2004	2003

	(In $000’s)
Asset retirement obligation	$56,524	$6,745
Long-term liabilities	36,265	27,013
Minority interest	17,740	30,231

	$110,529	$63,989

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	Long-Term Debt
      Long-term debt comprised the following:

	December 31,

	2004	2003

	(In $000’s)
Senior unsecured 8.125% notes due 2012(a)	$350,598	$—
Senior secured 7.85% notes due 2012(b)	215,000	—
Borrowings under credit facilities(c)	51,834	43,834
Mortgages payable(d)	91,896	180,989
GB Notes(e)	43,741	83,100
Due to affiliate(f)	—	27,500
Credit facility due to affiliate(g)	—	25,000
Other	6,738	13,998

Total long-term debt	759,807	374,421
Less: current portion, including debt related to real estate held for sale	76,679	120,264

	$683,128	$254,157

      a. On May 12, 2004, the Company closed on its offering of senior notes due 2012. The notes, in the aggregate principal amount of $353 million, were priced at 99.266%. The notes have a fixed annual interest rate of 8 1/8%, which will be paid every six months on June 1 and December 1, commencing December 1, 2004. The notes will mature on June 1, 2012. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. American Real Estate Finance Corp. (“AREF”), a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer of debt securities. AREF does not have any operations or assets and does not have any revenues. The Company intends to use the proceeds of this offering for general business purposes, including its primary business strategy of acquiring undervalued assets in its existing lines of business or other businesses and to provide additional capital to grow its existing businesses. The notes restrict the ability of the Company, subject to certain exceptions, to, among other things; incur additional debt: pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. As of December 31, 2004, the Company is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time the Company issued the notes, the Company entered into a registration rights agreement in which the Company agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On November 8, 2004, the SEC declared effective the Company’s registration statement. The exchange offer was consummated on December 15, 2004.
      The fair value of the Company’s long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $375 million as of December 31, 2004.
      The Company recorded approximately $18.5 million of interest expense on the notes payable for the year ended December 31, 2004 which is included in “Interest expense” in the Consolidated Statements of Earnings for the year then ended.
      b. In January 2004, American Casino closed on its offering of senior secured notes due 2012. The notes, in the aggregate principal amount of $215 million, bear interest at the rate of 7.85% per annum. The notes have a fixed annual interest rate of 7.85% per annum, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. The notes will mature on February 1, 2012. The proceeds were held in escrow pending receipt of all approvals necessary under gaming laws and certain other conditions in

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
connection with the acquisition of Arizona Charlie’s Decatur and Arizona Charlie’s Boulder. Upon satisfaction of all closing conditions on May 26, 2004, the proceeds of the offering were released from escrow. American Casino used the proceeds of the offering for the acquisition of Arizona Charlie’s Decatur and Boulder, to repay intercompany indebtedness and for distributions to the Company. The notes are recourse only to, and are secured by a lien on the assets of, American Casino and certain of its subsidiaries. The notes restrict the ability of American Casino and its restricted subsidiaries, subject to certain exceptions, to: incur additional debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer, lease or sell assets. As of December 31, 2004, American Casino is in compliance with all terms and conditions of the notes. The notes were issued in an offering not registered under the Securities Act of 1933. At the time American Casino issued the notes, it entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. On October 26, 2004, the SEC declared effective American Casino’s registration statement. The exchange offer was consummated on December 1, 2004.
      The Company recorded approximately $15.6 million of interest expense on the notes payable in the year ended December 31, 2004 which is included in “Interest expense” in the Consolidated Statements of Earnings.
      A syndicate of lenders has provided to American Casino a non-amortizing $20.0 million revolving credit facility. The commitments are available to the Company in the form of revolving loans, and include a letter of credit facility (subject to $10.0 million sublimit). Loans made under the senior secured revolving facility will mature and the commitments under them will terminate on January 29, 2008. There were no borrowings outstanding under the facility at December 31, 2004.
      Of the Company’s cash and cash equivalents at December 31, 2004, approximately $75.2 million in cash is at American Casino which is subject to the restrictions of its notes and the revolving credit facility.
      The fair value of American Casino’s long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. As such, the estimated fair value of long-term debt outstanding is approximately $229.0 million as of December 31, 2004.
      c. On December 29, 2003, Operating LLC entered into a Credit Agreement (the “Credit Agreement”) with certain commercial lending institutions, including Mizuho Corporate Bank, Ltd. as Administrative Agent and Bank of Texas, N.A. and Bank of Nova Scotia as Co-Agents.
      The Credit Agreement provides for a loan commitment amount of up to $145 million and a letter of credit commitment of up to $15 million (provided, the outstanding aggregate amount of the unpaid borrowings, plus the aggregate undrawn face amount of all outstanding letters of credit shall not exceed the borrowing base under the Credit Agreement). The Credit Agreement provides further that the amount available to NEG Holdings at any time is subject to certain restrictions, covenants, conditions and changes in the borrowing base calculation. In partial consideration of the loan commitment amount, Operating LLC has pledged a continuing security interest in all of its oil and natural gas properties and its equipment, inventory, contracts, fixtures and proceeds related to its oil and natural gas business.
      At Operating LLC’s option, interest on borrowings under the Credit Agreement bear interest at a rate based upon either the prime rate or the LIBOR rate plus, in each case, an applicable margin that, in the case of prime rate loans, can fluctuate from 0.75% to 1.50% per annum, and, in the case of LIBOR rate loans, can fluctuate from 1.75% to 2.50% per annum. Fluctuations in the applicable interest rate margins are based upon Operating LLC’s total usage of the amount of credit available under the Credit Agreement, with the applicable margins increasing as NEG Holdings’ total usage of the amount of the credit available under the Credit Agreement increases. The Credit Agreement expires on September 1, 2006. The interest rate was 4.0625% and 5.0% for the years ended December 31, 2004 and 2003, respectively.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At the closing of the Credit Agreement, Operating LLC borrowed $43.8 million to repay $42.9 million owed by NEG Holdings to Arnos under the secured loan arrangement, which was then terminated and to pay administrative fees in connection with this borrowing. NEG Holdings intends to use any future borrowings under the Credit Agreement to finance potential acquisitions. NEG Holdings has capitalized $1.4 million of loan issuance costs in connection with the closing of this transaction. These costs are amortized over the life of the loan using the interest method.
      Pursuant to the terms of the Pledge Agreement and Irrevocable Proxy in favor of Bank of Texas, N.A. (the “Pledge Agreement”), in order to secure the performance of the obligations of NEG Holdings (1) each of NEG and AREP have pledged their 50% membership interest in NEG Holdings (such interests constituting 100% of the outstanding equity membership interest of NEG Holdings); (2) NEG Holdings has pledged its 100% equity membership interest in Operating LLC; and (3) Operating LLC has pledged its 100% equity membership interest in its subsidiary, Shana National LLC (the membership interests referred to in clauses (1), (2) and (3) above are collectively referred to as the “Collateral”). The Pledge Agreement also provides for a continuing security interest in the Collateral and that Bank of Texas, N.A. as the Collateral Agent is the duly appointed attorney-in-fact of NEG Holdings. The Collateral Agent may take all action deemed reasonably necessary for the maintenance, preservation and protection of the Collateral and the security interest therein until such time that all of NEG Holdings’ obligations under the Credit Agreement are fulfilled, terminated or otherwise expired. If under the Credit Agreement an event of default shall have occurred and is continuing, the Collateral Agent may enforce certain rights and remedies, including, but not limited to the sale of the Collateral, the transfer of all or part of the Collateral to the Collateral Agent or its nominee and/or the execution of all endorsements.
      As of December 31, 2004 and 2003, the outstanding balance under the credit facility was $51.8 million and $43.8 million, respectively.
      d. Mortgages payable, all of which are nonrecourse to the Company, are summarized as follows (in $000’s):

			Balance at December 31,
		Annual Principal and
Range of Interest Rates	Range of Maturities	Interest Payments	2004	2003

5.630% - 8.25%	10/15/07 - 10/01/14	$9,373	$91,896	$180,989

Less current portion and mortgages on properties held for sale			(31,177)	(87,753)

			$60,719	$93,236

      The following is a summary of the contractual future payments of the mortgages in ($000’s):

Year Ending December 31,	Amount

2005	$4,759
2006	5,116
2007	11,428
2008	24,385
2009	7,211
2010 - 2014	38,997

$91,896

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      1. See Note 6 for Mid-South Logistics financing in October 2002.
      2. On May 16, 2003, the Company executed a mortgage note secured by a distribution facility located in Windsor Locks, Connecticut and obtained funding in the principal amount of $20 million. The loan bears interest at 5.63% per annum and matures on June 1, 2013. Annual debt service is approximately $1,382,000 based on a 30-year amortization schedule.
      3. See Note 6 for North Moore Condo financing in April 2004.
      e. See Note 4.
      f. In connection with TransTexas’ plan of reorganization on September 1, 2003, (the “Effective Date”), TransTexas as borrower, entered into the Restructured Oil and Gas (O&G) Note with Thornwood, an affiliate of Mr. Icahn, as lender. The Restructured O&G Note is a term loan in the amount of $32.5 million and bears interest at a rate of 10% per annum. Interest is payable semi-annually commencing six months after the Effective Date. Annual principal payments in the amount of $5.0 million are due on the first through fourth anniversary dates of the Effective Date with the final principal payment of $12.5 million due on the fifth anniversary of the Effective Date. The Restructured O&G Note was purchased by the Company in December 2004 and is eliminated in consolidation.
      g. During fiscal year 2002, Fresca, LLC, which was acquired by American Casino in May 2004, entered into an unsecured line of credit in the amount of $25.0 million with Starfire Holding Corporation (“Starfire”), an affiliate of Mr. Icahn. The outstanding balance, including accrued interest, was due and payable on January 2, 2007. As of December 31, 2003, Fresca, LLC had $25.0 million outstanding. The note bore interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest was payable semi-annually in arrears on the first day of January and July, and at maturity. The note was guaranteed by Mr. Icahn. The note was repaid during May 2004. The interest rate at December 31, 2003 was 6.75%. During the years ended December 31, 2004, 2003 and 2002, Fresca, LLC paid $0.7 million, $1.2 million and $0.4 million, respectively.
      h. At December 31, 2002, NEG had $10.9 million outstanding under its existing $l00 million credit facility with Arnos, an Icahn affiliate. Arnos continued to be the holder of the credit facility; however, the $10.9 million note outstanding under the credit facility was contributed to Holding LLC as part of Gascon’s contribution to Holding LLC on September 12, 2001. In December 2001, the maturity date of the credit facility was extended to December 31, 2003 and NEG was given a waiver of compliance with respect to any and all covenant violations.
      On March 26, 2003, NEG Holdings distributed the $10.9 million note outstanding under NEG’s revolving credit facility as a priority distribution to NEG, thereby canceling the note. Also, on March 26, 2003, NEG, Arnos and Operating LLC entered into an agreement to assign the credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75.0 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility. Operating LLC then distributed $42.8 million to NEG Holdings which, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to NEG. NEG utilized these funds to pay the entire amount of the long-term interest payable on the Notes and interest accrued thereon outstanding on March 27, 2003. The Arnos facility was canceled on December 29, 2003 in conjunction with a third party bank financing.
      i. On September 24, 2001, Arizona Charlie’s, Inc., the predecessor entity to Arizona Charlie’s, LLC, which was acquired by American Casino in May 2004, refinanced the remaining principal balance of $7.9 million on a prior note payable to Arnos Corp., an affiliate of Mr. Icahn. The note bore interest at the prime rate plus 1.50% (5.75% per annum at December 31, 2002), with a maturity of June 2004, and was

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
collateralized by all the assets of Arizona Charlie’s, Inc. The note was repaid during November 2003. During the years ended December 31, 2003 and 2002, Arizona Charlie’s, Inc. paid interest expense of $0.1 million and $0.4 million, respectively.
      j. On February 7, 2005, AREP and AREF closed on their offering of senior notes due 2013. The notes, in the aggregate principal amount of $480 million, were priced at 100% of principal amount. The notes have a fixed annual interest rate of 7 1/8%, which will be paid every six months on February 15 and August 15, commencing August 15, 2005. The notes will mature on February 15, 2013. AREH is a guarantor of the debt; however, no other subsidiaries guarantee payment on the notes. Simultaneously, AREP loaned AREH $474 million from the proceeds of the note offering. The loan is under the same terms and conditions as AREP’s 7.125% senior notes due in 2013.
      The notes restrict the ability of AREP and AREH, subject to certain exceptions, to, among other things: incur additional debt; pay dividends or make distributions; repurchase stock; create liens; and enter into transactions with affiliates. The notes were issued in an offering not registered under the Securities Act of 1933. At the time AREP issued the notes, AREP entered into a registration rights agreement in which it agreed to exchange the notes for new notes which have been registered under the Securities Act of 1933. If the registration statement is not filed with the SEC by August 8, 2005 or if the registration statement is not declared effective by the SEC on or prior to December 5, 2005 or if AREP fails to consummate an exchange offer in which we issue notes registered under the Securities Act of 1933 in exchange for the privately issued notes within 30 business days after December 5, 2005, then AREP will pay, as liquidated damages, $.05 per week per $1,000 principal amount for the first 90 day period following such failure, increasing by an additional $.05 per week of $1,000 principal amount for each subsequent 90 day period, until all failures are cured. The registration statement was filed with the SEC on June 21, 2005.

14.	Other Income (Expense)
      Other Income (Expense) comprises the following:

	December 31,

	2004	2003	2002

	(In $000’s)
Net gains on sales of marketable securities	$40,159	$1,653	$8,712
Unrealized losses on securities sold short	(23,619)	—	—
Impairment of investment in GB Holdings, Inc.	(15,600)	—	—
Writedown of marketable equity and debt securities	—	(19,759)	(8,476)
Minority interest	2,074	2,721	(295)
Gain on sale or disposition of real estate	5,262	7,121	8,990
Other	6,740	(140)	(1,885)

	$15,016	$(8,404)	$7,046

15.	Preferred Units
      Pursuant to rights offerings consummated in 1995 and 1997, Preferred Units were issued. The Preferred Units have certain rights and designations, generally as follows. Each Preferred Unit has a liquidation preference of $10.00 and entitles the holder thereof to receive distributions thereon, payable solely in additional Preferred Units, at the rate of $.50 per Preferred Unit per annum (which is equal to a rate of 5% of the liquidation preference thereof), payable annually on March 31 of each year (each, a “Payment Date”). On any Payment Date commencing with the Payment Date on March 31, 2000, the Company, with the approval of the Audit Committee of the Board of Directors of the General Partner, may opt to redeem all, but

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
not less than all, of the Preferred Units for a price, payable either in all cash or by issuance of additional Depositary Units, equal to the liquidation preference of the Preferred Units, plus any accrued by unpaid distributions thereon. On March 31, 2010, the Company must redeem all, but not less than all, of the Preferred Units on the same terms as any optional redemption.
      Pursuant to the terms of the Preferred Units, on February 25, 2004, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10 per unit. The distribution was payable March 31, 2004 to holders of record as of March 12, 2004. A total of 489,657 additional Preferred Units were issued. At December 31, 2004 and 2003, 10,286,264 and 9,796,607 Preferred Units are issued and outstanding, respectively. In February 2004, the number of authorized Preferred LP units was increased to 10,400,000.
      Pursuant to the terms of the Preferred Units, on March 4, 2005, the Company declared its scheduled annual preferred unit distribution payable in additional Preferred Units at the rate of 5% of the liquidation preference of $10. The distribution is payable on March 31, 2005 to holders of record as of March 15, 2005. In addition, the Company increased the number of authorized Preferred Units to 10,900,000.
      On July 1, 2003, the Company adopted SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that a financial instrument, which is an unconditional obligation, be classified as a liability. Previous guidance required an entity to include in equity financial instruments that the entity could redeem in either cash or stock. Pursuant to SFAS No. 150 the Company’s Preferred Units, which are an unconditional obligation, have been reclassified from “Partners’ equity” to a liability account in the Consolidated Balance Sheets and the preferred pay-in-kind distribution from July 1, 2003 forward have been and will be recorded as “Interest expense” in the Consolidated Statement of Earnings.
      The Company recorded $5.1 million and $2.4 million of interest expense in the years ended December 31, 2004 and 2003, respectively, in connection with the Preferred LP units distribution.

16.	Earnings per Limited Partnership Unit
      Basic earnings per LP unit are based on earnings which are attributable to limited partners. Net earnings available for limited partners are divided by the weighted average number of limited partnership units outstanding. Diluted earnings per LP unit are based on earnings before the preferred pay-in-kind distribution as the numerator with the denominator based on the weighted average number of units and equivalent units outstanding. The Preferred Units are considered to be equivalent units.

	December 31,

	2004	2003	2002

	(In $000’s except unit and per unit data)
Attributable to Limited Partners:
Basic income from continuing operations	$51,325	$39,105	$52,640
Add Preferred LP Unit distribution	4,981	4,792	4,610

Income before discontinued operations	56,306	43,897	57,250
Income from discontinued operations	79,525	9,578	5,918

Diluted earnings	$135,831	$53,475	$63,168

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2004	2003	2002

	(In $000’s except unit and per unit data)
Weighted average limited partnership units outstanding	46,098,284	46,098,284	46,098,284
Dilutive effect of redemption of Preferred LP Units	5,444,028	8,391,659	10,368,414

Weighted average limited partnership units and equivalent partnership units outstanding	51,542,312	54,489,943	56,466,698
Basic earnings:
Income from continuing operations	$1.11	$0.85	$1.14
Income from discontinued operations	1.73	0.21	0.13

Basic earnings per LP unit	$2.84	$1.06	$1.27

Diluted earnings:
Income from continuing operations	$1.09	$0.81	$1.01
Income from discontinued operations	1.54	0.17	0.11

Diluted earnings per LP unit	$2.63	$0.98	$1.12

(i)	Includes adjustment for interest expense associated with Preferred LP units distribution (See Note 15).

17.	Asset Retirement Obligations
      The Company’s asset retirement obligation represents expected future costs to plug and abandon its wells, dismantle facilities, and reclamate sites at the end of the related assets’ useful lives.
      As of December 31, 2004 and 2003, the Company had $23.5 million and zero, respectively, held in various escrow accounts relating to the asset retirement obligations for certain offshore properties, which is included in other non-current assets in the consolidated balance sheet. The following table summarizes changes in the Company’s asset retirement obligations during the years ended December 31, 2004 and 2003 (In $000’s):

	December 31,

	2004	2003

Beginning of year	$6,745	$3,034
Add: Accretion	593	339
Drilling additions	216	90
TransTexas	—	3,375
Panaco	49,538	—
Revisions	(251)	15
Less: Settlements	(24)	(57)
Dispositions	(293)	(51)

End of year	$56,524	$6,745

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Oil and Gas Derivatives
      The following is a summary of the Company’s commodity price collar agreements as of December 31, 2004:

Type of Contract	Production Month	Volume per Month	Floor	Ceiling

No cost collars	Jan - Dec 2005	40,000 Bbls	$42.50	$46.00
No cost collars	Jan - Dec 2005	25,000 Bbls	$43.60	$45.80
No cost collars	Jan - Dec 2005	150,000 MMBTU	$6.00	$8.35
No cost collars	Jan - Dec 2005	400,000 MMBTU	$6.00	$8.35
No cost collars	Jan - Dec 2005	300,000 MMBTU	$3.25	$4.60
No cost collars	Jan - Dec 2005	300,000 MMBTU	$4.75	$5.45
No cost collars	Jan - Dec 2005	250,000 MMBTU	$6.00	$8.70
No cost collars	Jan - Dec 2006	16,000 Bbls	$41.75	$45.40
No cost collars	Jan - Dec 2006	120,000 MMBTU	$6.00	$7.28
No cost collars	Jan - Dec 2006	500,000 MMBTU	$4.50	$5.00
      Subsequent to December 31, 2004, the Company entered into the following commodity price collar agreements:

Type of Contract	Production Month	Volume per Month	Floor	Ceiling

No cost collars	March - Dec 2005	14,000 Bbls	$44.50	$48.00
No cost collars	March - Dec 2005	250,000 MMBTU	$6.05	$7.30
No cost collars	Jan - Dec 2006	31,000 Bbls	$41.65	$45.25
No cost collars	Jan - Dec 2006	540,000 MMBTU	$6.00	$7.25
      The Company records derivatives contracts as assets or liabilities in the balance sheet at fair value. As of December 31, 2004 and 2003, these derivatives were recorded as a liability of $16.7 million (including a current liability of $8.9 million) and $6.6 million, respectively. The long-term portion is included in other non-current liabilities. The Company has elected not to designate any of these instruments as hedges for accounting purposes and, accordingly, both realized and unrealized gains and losses are included in oil and gas revenues. The Company’s realized and unrealized losses on its derivatives contracts for the periods indicated were as follows:

	December 31,

	2004	2003	2002

	(In $000’s)
Realized loss (net cash payments)	$(16,625)	$(8,309)	$(1,244)
Unrealized loss	(9,179)	(2,614)	(3,608)

	$(25,804)	$(10,923)	$(4,852)

      For derivatives contracts in loss positions, the Company is required to provide collateral to Shell Trading (US) in the form of margin deposits or a letter of credit from a financial institution. As of December 31, 2003, the Company had $1.7 million on deposit with Shell Trading (US), which is included in Other current assets on the balance sheet. As of December 31, 2004, the Company had issued a letter of credit in the amount of approximately $11.0 million securing the Company’s derivatives positions.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Segment Reporting
      Prior to the second quarter of 2005, the Company had reported six operating segments. The six operating segments consisted of: (1) hotel and casino operating properties, (2) property development, (3) rental real estate, (4) hotel and resort operating properties, (5) investment in oil and gas operating properties and (6) investments in securities, including investments in other limited partnerships and marketable equity and debt securities.
      In connection with recent acquisition activity and the Company’s increasing focus on its operating activities, the Company has eliminated “investments in securities” as an operating and reportable segment. Accordingly, the Company has reclassified investment income from revenue to other income.
      As a result of the above change, the Company operates in the following segments: (1) gaming (formerly called “hotel and casino operating properties”); (2) oil and gas; (3) property development; (4) rental real estate and (5) resort operating activities (formerly “hotel and resort operating properties”). The Company’s three real estate related operating segments are all individually immaterial and have been combined for purposes of the accompanying consolidated balance sheet and statement of earnings.
      The accounting policies of the segments are the same as those described in Note 2.
      The Company assesses and measures segment operating results based on segment earnings from operations as disclosed below. Segment earnings from operations are not necessarily indicative of cash available to fund cash requirements nor synonymous with cash flow from operations.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The revenues, net earnings, assets and capital expenditures for each of the reportable segments are summarized as follows for the years ended December 31, 2004, 2003 and 2002:

	December 31,

	2004	2003	2002

	(In $000’s)
Revenues:
Gaming	$470,836	$430,369	$439,912
Oil and gas	137,988	99,909	36,733
Real estate
Property development	26,591	13,265	76,024
Rental real estate	18,894	21,170	23,011
Resort operations	16,210	12,376	12,921

Total revenues	$670,519	$577,089	$588,601

Net segment operating income earnings:
Gaming	$51,235	$22,802	$16,652
Oil and gas	33,053	30,340	4,369
Real estate
Property development	8,105	4,136	21,384
Rental real estate	8,161	12,965	12,463
Resort operations	491	796	(136)

Total segment earnings	101,045	71,039	54,732
Holding company costs(i)	(8,193)	(4,720)	(4,433)

Total operating income	92,852	66,319	50,299
Interest expense	(62,183)	(38,865)	(37,204)
Interest income	45,241	23,806	33,427
Other income (expense)	15,016	(8,404)	7,046
Income tax (expense) benefit	(18,312)	15,792	(10,880)

Income from continuing operations	$72,614	$58,648	$42,688

(i)	Holding company costs include general and administrative expenses and acquisition costs at the holding company. Selling, general and administrative expenses of the segments are included in their respective operating expenses in the accompanying consolidated statements of earnings.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(ii)

	December 31,

	2004	2003	2002

	(In $000’s)
Depreciation, depletion and amortization (D, D&A) by segment:
Oil and gas	$60,123	$39,455	$15,509
Gaming	38,414	34,345	33,501
Real estate:
Rental real estate	2,432	1,572	1,018
Resort operating properties	2,989	2,807	2,520

D, D&A in operating expenses	103,958	78,179	52,548
Amortization in interest expense	803	222	141

Total D, D&A	$104,761	$78,401	$52,689

Assets
Oil and gas	$527,384	$354,821	$169,657
Gaming	445,400	468,116	460,397
Real estate	291,068	293,046	444,161

Subtotal	1,263,852	1,115,983	1,074,215
Reconciling items	1,597,301	1,040,909	927,978

Total assets	$2,861,153	$2,156,892	$2,002,193

Capital expenditures:
Acquisitions:
Rental real estate	$14,583	$—	$18,226
Oil and gas operating properties	—	—	48,300
Land and construction-in-progress	61,845	—	—
Hotel and casino operating properties	125,900	—	—
Hotel and resort operating properties	16,463	—	—

	$218,791	$—	$66,526

Developments:
Rental real estate	$18	$413	$181
Oil and gas operating properties	115,262	36,817	21,066
Land and construction-in-progress	17,947	—	1,138
Hotel and casino operating properties	30,967	44,669	33,191
Hotel and resort operating properties	2,614	1,067	2,582

	$166,808	$82,966	$58,158

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Income Taxes (In $000’s)
      (i) The Company’s corporate subsidiaries recorded the following income tax (expense) benefit attributable to continuing operations for its taxable subsidiaries for the years ended December 31, (in $000’s):

	2004	2003	2002

Current	$(4,015)	$(6,464)	$(1,095)
Deferred	(14,297)	22,256	(9,785)

	$(18,312)	$15,792	$(10,880)

      (ii) The tax effect of significant differences representing net deferred tax assets (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at December 31, (in $000’s):

	2004	2003

Deferred tax assets:
Property, plant and equipment	$16,871	$36,627
Net operating loss carryforwards	90,490	69,001
Investment in NEG Holdings	5,333	18,845
Other	36,940	27,334

Subtotal	149,634	151,807
Valuation allowance	(88,590)	(83,380)

Net deferred tax assets	$61,044	$68,427
Less: Current portion	(4,628)	(2,982)

Deferred tax asset — Non-current portion	$56,416	$65,445

      A reconciliation of the effective tax rate on continuing operations as shown in the consolidated statement of earnings to the federal statutory rate is as follows:
Continuing Operations:

	2004	2003	2002

Federal statutory rate	35.0%	35.0%	35.0%
Tax deduction not given book benefit	(1.3)	8.0	—
Valuation allowance	2.0	(56.2)	6.6
Income not subject to taxation	(18.2)	(21.0)	(20.1)
Other	(1.0)	(2.6)	(1.2)

	20.1%	(36.8)%	20.3%

      There is no tax provision on the income from discontinued operations as such amounts are earned by a partnership.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At December 31, 2004 and 2003, American Casino had net operating loss carryforwards available for federal income tax purposes of approximately $16.0 million and $28.5 million, respectively, which begin expiring in 2020.
      SFAS 109 requires a “more likely than not” criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given Stratosphere’s history of losses for income tax purposes, the volatility of the industry within which Stratosphere operates, and certain other factors, Stratosphere had established a valuation allowance for the deductible temporary differences, including the excess of the tax basis of Stratosphere’s assets over the basis of such assets for financial purposes. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, Stratosphere determined that it was more likely than not that the deferred tax assets will be realized and removed the valuation allowance. In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. Stratosphere has deferred tax assets relating to both before and after Stratosphere emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $79.3 million, of which a net amount of $47.5 million was credited to equity in the year ended December 31, 2003.
      Additionally, American Casino’s acquisition of Charlie’s Holding LLC in May 2004 resulted in a net increase in the tax basis of assets in excess of book basis. As a result, the Company recognized an additional deferred tax asset of approximately $2.5 million from the transaction. Pursuant to SFAS 109, the benefit of the deferred tax asset from this transaction is credited directly to equity.
      At December 31, 2004 and December 31, 2003, NEG had net operating loss carryforwards available for federal income tax purposes of approximately $75.9 million and $58.0 million, respectively, which begin expiring in 2009. Net operating loss limitations may be imposed as a result of subsequent changes in stock ownership of NEG. Prior to the formation of NEG Holdings, the income tax benefit associated with the loss carryforwards had not been recognized since, in the opinion of management, there was not sufficient positive evidence of future taxable income to justify recognition of a benefit. Upon the formation of NEG Holdings, management again evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was still needed and concluded, based on the projected allocations of taxable income by NEG Holdings, NEG more likely than not will realize a partial benefit from the loss carryforwards. In accordance with SFAS 109, NEG recorded a deferred tax asset of $25.5 million as of December 31, 2002, $25.9 million as of December 31, 2003, and $19.3 million as of December 31, 2004. Ultimate realization of the deferred tax asset is dependent upon, among other factors, NEG’s ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
recognition of expected future income tax benefits, subsequent periods will reflect a full effective tax rate provision.
      At December 31, 2004, TransTexas had net operating loss carryforwards available for federal income tax purposes of approximately $61.2 million, which begin expiring in 2020. Utilization of the net operating loss carryforwards is subject to an annual limitation of approximately $2.2 million due to a change in control of ownership (as defined in the Internal Revenue Code). Any unused limitation amount in a given year may be carried forward and utilized in subsequent years. On April 6, 2005, pursuant to the TransTexas purchase agreement, TransTexas merged into a limited partnership. The transaction resulted in the net operating loss carryforwards remaining with the former parent company, and, in accordance with SFAS 109, the net deferred tax liabilities of approximately $6.7 million were credited to equity.
      In 2003, TransTexas reported a gain in the amount of approximately $213 million resulting from the cancellation of indebtedness that occurred from the bankruptcy discharge on the Effective Date. Pursuant to Section 108 of the Internal Revenue Code, this gain is excluded from income taxation and certain tax attributes of TransTexas are eliminated or reduced, up to the amount of such income excluded from taxation. As a result, the TransTexas net operating loss carryforward was reduced by $213 million.
      At December 31, 2004, Panaco had net operating loss carryforwards available for federal income tax purposes of approximately $42.6 million, which begin expiring in 2019. On June 30, 2005, pursuant to the Panaco purchase agreement, Panaco merged into a limited partnership owned by AREP in exchange for AREP partnership units. The purchase was a nontaxable transaction resulting in the net operating loss carryforwards remaining with the Panaco shareholders. Additionally, in accordance with SFAS 109, the net deferred tax assets of approximately $2.6 million were debited to equity.
      At December 31, 2004, GBH had net operating loss carryforwards available for federal income tax purposes of approximately $59.0 million, which begin expiring in 2022. The Company also had New Jersey net operating loss carryforwards totaling approximately $20.2 million as of December 31, 2004. Additionally, GBH had general business credit carryforwards of approximately $1.1 million which expire in 2005 through 2024, and New Jersey alternative minimum assessment (AMA) credit carryforwards of approximately $2.2 million, which can be carried forward indefinitely.

21.	Commitments and Contingencies
      a. In January 2002, the Cape Cod Commission, (the “Commission”), a Massachusetts regional planning body created in 1989, concluded that AREP’s New Seabury development is within its jurisdiction for review and approval (the “Administrative Decision”). It is the Company’s position that the proposed residential, commercial and recreational development is in substantial compliance with a special permit issued for the property in 1964 and is therefore exempt from the Commission’s jurisdiction and that the Commission is barred from exercising jurisdiction pursuant to a 1993 settlement agreement between the Commission and a prior owner of the New Seabury property (the “Settlement Agreement”).
      In February 2002, New Seabury Properties L.L.C. (“New Seabury”), an AREP subsidiary and owner of the property, filed in Barnstable County Massachusetts Superior Court, a civil complaint appealing the Administrative Decision by the Commission, and a separate civil complaint to find the Commission in contempt of the Settlement Agreement. The Court subsequently consolidated the two complaints into one proceeding. In July 2003, New Seabury and the Commission filed cross motions for summary judgment.
      Also, in July 2003, in accordance with a Court ruling, the Commission reconsidered the question of its jurisdiction over the initial development proposal and over a modified development proposal that New Seabury filed in March 2003. The Commission concluded that both proposals are within its jurisdiction (the Second Administrative Decision). In August 2003, New Seabury filed in Barnstable County Massachusetts

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Superior Court another civil complaint appealing the Commission’s second decision and petitioning the court to find the Commission in contempt of the settlement agreement.
      In November 2003, the Court ruled in New Seabury’s favor on its July 2003 motion for partial summary judgment, finding that the special permit remains valid and that the modified development proposal is in substantial compliance with the Special Permit and therefore exempt from the Commission’s jurisdiction; the Court did not yet rule on the initial proposal to build 675 residential/hotel units and 80,000 square feet of commercial space. Under the modified development proposal New Seabury could potentially develop up to 278 residential units and 145,000 square feet of commercial space. In February 2004, the court consolidated the three complaints into one proceeding. In March 2004, New Seabury and the Commission each moved for Summary Judgment to dispose of remaining claims under all three complaints and to obtain a final judgment from the Court. The Court heard arguments in June 2004 and took matters under advisement. The Commission and New Seabury filed a joint motion to delay, until May 6, 2005, any ruling by the court on New Seabury’s pending motion for summary judgment and the Commission’s pending cross-motion for summary judgment.
      On May 12, 2005 the Cape Cod Commission voted in favor of the settlement agreement resolving the litigation that has been pending since January 2002 between the Commission and New Seabury. The May 12th agreement between New Seabury and the Commission resolves all outstanding litigation issues, defines the limits of New Seabury’s exempt development projects and establishes development “performance standards” to preserve the quality of environmental resource areas. Under these guidelines, the agreement will allow New Seabury to develop an additional 450 residences, recreational amenities and commercial space within New Seabury. New Seabury began the first phase of its development plans during the summer of 2005.
      b. Environmental Matters
      Oil and gas operations and properties are subject to extensive federal, state, and local laws and regulations relating to the generation, storage, handling, emission, transportation, and discharge of materials into the environment. Permits are required for various operations, and these permits are subject to revocation, modification, and renewal by issuing authorities. The Company is also subject to federal, state, and local laws and regulations that impose liability for the cleanup or remediation of property which has been contaminated by the discharge or release of hazardous materials or wastes into the environment. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunctions, or both. The Company believes that it is in material compliance with applicable environmental laws and regulations. Noncompliance with such laws and regulations could give rise to compliance costs and administrative penalties. It is not anticipated that the Company will be required in the near future to expend amounts that are material to the financial condition or operations of the Company by reason of environmental laws and regulations, but because such laws and regulations are frequently changed and, as a result, may impose increasingly strict requirements, the Company is unable to predict the ultimate cost of complying with such laws and regulations.
      c. The General Partner monitors all tenant bankruptcies and defaults and may, when it deems it necessary or appropriate, establish additional reserves for such contingencies.
      d. In addition, in the ordinary course of business, the Company, its subsidiaries and other companies in which the Company has invested are parties to various legal actions. In management’s opinion, the ultimate outcome of such legal actions will not have a material effect on the Company’s consolidated financial statements taken as a whole.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      f. Future minimum lease payments under operating leases and capital leases with initial or remaining terms of one or more years consist of the following at December 31, 2004 (in $000’s):

	Operating Leases	Capital Leases

2005	$1,967	$946
2006	1,998	946
2007	1,998	848
2008	1,998	660
2009	1,998	963
Thereafter	6,434	7,403

Total Minimum Lease Payments	$16,393	$11,766

Less imputed interest costs		7,338

Present value of Net Minimum Capital Lease Payments		$4,428

22.	Employee Benefit Plans
      a. Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of approximately $13,700,000, $13,000,000 and $12,300,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The Company does not have information from the plans’ sponsors with respect to the adequacy of the plans’ funding status.
      b. The Company has retirement savings plans under Section 401 (k) of the Internal Revenue Code covering its non-union employees. The plans allow employees to defer, within prescribed limits, a portion of their income on a pre-tax basis through contributions to the plans. The Company currently matches based upon certain criteria, including levels of participation by their employees. The Company recorded charges for matching contributions of approximately $1,235,000, $1,120,000 and $1,556,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

23.	Fair Value of Financial Instruments
      The carrying amount of cash and cash equivalents, receivables, investment in debt securities of affiliates and accounts payable, accrued expenses and other liabilities and the Preferred Limited Partnership Units Liability are carried at cost, which approximates their fair value.
      The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the operation of crude oil and natural gas wells. Substantially all of the Company’s accounts receivable are due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

Investments
      The fair values of the mortgages and notes receivable past due, in process of foreclosure, or for which foreclosure proceedings are pending, are based on the discounted cash flows of the underlying lease. The fair values of the mortgages and notes receivable satisfied after year end are based on the amount of the net proceeds received.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The fair values of the mortgages and notes receivable which are current are based on the discounted cash flows of their respective payment streams.
      The approximate estimate fair values of investments held as of December 31, 2004 and 2003 and summarized as follows (in $000’s):

	At December 31, 2004		At December 31, 2003

	Net	Estimated	Net	Estimated
	Investment	Fair Value	Investment	Fair Value

Total	$245,948	$248,900	$50,328	$55,000

      The net investment as of December 31, 2004 and 2003 is equal to the carrying amount of the mortgage receivable less any deferred income recorded.
Mortgages Payable
      The approximate estimated fair values of the mortgages payable as of December 31, 2004 and 2003 are summarized as follows (in $000’s):

	At December 31, 2004		At December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Total	$91,896	$93,900	$180,989	$185,000

GBH Notes
      The approximate estimated fair values of the GBH notes as of December 31, 2004 and 2003 are summarized as follows (in $000’s):

	At December 31, 2004		At December 31, 2003

	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value

Total	$43,741	$35,430	$83,100	$69,000

Atlantic Holding Notes	$2,335	$2,271	$—	$—

24.	Repurchase of Depositary Units
      The Company has previously been authorized to repurchase up to 1,250,000 Depositary Units. As of December 31, 2004, the Company has purchased 1,137,200 Depositary Units at an aggregate cost of approximately $11,921,000.

25.	Subsequent Events
      a. Options
      On June 29, 2005, the Company granted 700,000 nonqualified unit options (the “Options”) to its Chief Executive Officer (the “CEO”). The option agreement permits the CEO to purchase up to 700,000 Depositary Units of AREP at an exercise price of $35 per unit. The Options vest at a rate of 100,000 units on each of the first seven anniversaries of the date of grant. The Options expire as to 600,000 of the vested units on the seventh anniversary of the date of grant. The Options for the remaining 100,000 vested units expire on the eighth anniversary of the date of the grant. The fair value of the Options on the grant date was $6.8 million and was estimated using the Black-Scholes option-pricing model.
      b. Offer to Acquire Remaining Shares in NEG

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On July 8, 2005, the Company made a proposal to NEG regarding a transaction pursuant to which the existing shareholders, other than AREP Oil & Gas, would receive $3.00 in case for each share of NEG common stock held by them. In the event of such transaction, AREP and its subsidiaries would own 100% of the NEG stock. In connection with the proposal, NEG’s Board of Directors formed a special board committee chaired by one of its independent directors with full authorization to review and enter into discussions with AREP regarding the proposal. The special board committee retained an independent financial advisor and legal counsel to assist in the review process. By letter dated October 10, 2005, the special board committee notified AREP and NEG’s board of directors that, based on a thorough review of the proposal by the special board committee and its financial and legal advisors, the proposal was inadequate from a financial point of view to NEG’s minority shareholders.
      During the special board committee’s evaluation of the cash proposal and related discussions with AREP, the special board committee also explored an alternative proposal whereby NEG’s minority shareholders might receive an aggregate 2% equity interest in a new equity to be formed for the purpose of owning all or a portion of the assets of NEG Holdings and certain other oil and gas companies. The special board committee’s letter indicated that the committee had determined that such alternative proposal was also inadequate from a financial point of view to NEG’s minority shareholders. The special board committee’s letter also indicated that the committee was willing to consider any amended proposal that AREP might submit. To date, the Company has not submitted any amended or new proposal and there can be no assurance that any amended or new proposal may be submitted by the Company.
      c. WestPoint Stevens Acquisition
      On August 8, 2005, WestPoint International, Inc. (“WestPoint International”), an indirect subsidiary of AREP, completed the acquisition of substantially all of the assets of WestPoint Stevens, Inc. (“WestPoint”). The acquisition was completed pursuant to an agreement dated June 23, 2005, which was approved by the U.S. Bankruptcy Court on June 30, 2005. WestPoint is engaged in the business of manufacturing, marketing and distributing bed and bath home fashion products.
      The terms of the agreement provide for the issuance of stock in WestPoint International, that will own, indirectly, all of the assets of WestPoint. The holders of the first lien debt of WestPoint will receive 35% of the common stock of WestPoint International. As the holder of 40% of the first lien debt, the Company will acquire approximately 14% of the common stock of WestPoint International. The Company paid approximately $206 million for the first and second lien debt of WestPoint that it previously owned. The holders of first and second lien debt will receive rights to subscribe to approximately 47% of the common stock of WestPoint International.
      The Company has committed to invest $187 million and up to an additional $125 million, depending on whether holders of subscription rights exercise their rights. Depending on the exercise of rights, the Company’s ownership of WestPoint International common stock could range from approximately 50.4% to 79.0% of the common stock.
      On November 16, 2005, the United States District Court remanded the acquisition agreement to U.S. Bankruptcy Court for further proceedings. Depending upon the outcome of the proceedings the Company’s share of WPI’s common stock could drop below 50%.
      Based on the unaudited financial information, the revenues and operating loss for WestPoint for the year ended December 31, 2004 were $1,618.7 million and $46.4 million, respectively.
      d. GBH Bankruptcy
      On September 29, 2005, GBH filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. GBH does not have the necessary capital to pay its 11% Notes that came due. As a result of the bankruptcy, the Company has determined that it no longer controls GBH and has deconsolidated

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
its investment during the third quarter of 2005. As a result of GBH’s bankruptcy, the Company recorded an impairment of $52.4 million related to the write-off of the remaining carrying amount of its investment ($6.7 million) and also to reflect a dilution of its effective ownership percentage of Atlantic Holdings, 32.3% of which had been owned through the Company’s ownership of GBH ($45.7 million).
      e. Oil and Gas Acquisition
      In October 2005, the Company executed a purchase and sale agreement to acquire additional acreage near its existing production properties in East Texas. This acquisition consists of 3,500 acres with 17 producing wells and numerous drilling opportunities. The purchase price was approximately $85 million and the transaction closed on November 8, 2005.

AMERICAN REAL ESTATE PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

26.	Quarterly Financial Data (Unaudited) (In $000’s, Except per Unit Data)

	Three Months Ended(1)

	March 31,		June 30,		September 30,		December 31,

	2004	2003	2004	2003	2004	2003	2004	2003

Revenues	$167,727	$136,504	$160,602	$135,191	$159,499	$158,158	$182,691	$147,236

Operating Income	$32,713	$12,918	$15,671	$11,817	$14,334	$26,823	$30,134	$14,761
Interest expense	(11,165)	(5,849)	(14,829)	(6,450)	(18,659)	(14,430)	(17,530)	(12,136)
Interest and other income	6,640	4,909	9,894	4,126	18,464	4,606	10,243	10,165
Other income (expense), net	34,746	1,153	14,614	(18,101)	842	4,026	(35,186)	4,518

Income (loss) from continuing operations before income tax	62,934	13,131	25,350	(8,608)	14,981	21,025	(12,339)	17,308
Income tax (expense) benefit	(6,231)	(4,051)	(3,944)	(3,351)	(4,057)	(3,849)	(4,080)	27,043

Income (loss) from continuing operations	56,703	9,080	21,406	(11,959)	10,924	17,176	(16,419)	44,351
Income from discontinued operations	9,790	1,689	49,766	3,507	10,322	2,902	11,262	1,674

Net earnings (loss) before cumulative effect of accounting change	66,493	10,769	71,172	(8,452)	21,246	20,078	(5,157)	46,025
Cumulative effect of accounting change	—	1,912	—	—	—	—	—	—

Net earnings (loss)	$66,493	$12,681	$71,172	$(8,452)	$21,246	$20,078	$(5,157)	$46,025

Net earnings (loss) per limited Partnership unit(2):
Basic earnings:
Income (loss) from continuing operations	$1.01	$0.15	$0.43	$(0.21)	$0.24	$0.26	$(0.57)	$0.63
Income from discontinued operations	0.21	0.05	1.06	0.08	0.22	0.06	0.24	0.04

Basic earnings (loss) per LP unit	$1.22	$0.20	$1.49	$(0.13)	$0.46	$0.32	$(0.33)	$0.67

Diluted earnings:
Income (loss) from continuing operations	$0.92	$0.15	$0.40	$(0.21)	$0.24	$0.24	$(0.57)	$0.56
Income from discontinued operations	0.18	0.03	0.94	0.08	0.20	0.05	0.24	0.03

Diluted earnings (loss) per LP unit	$1.10	$0.18	$1.34	$(0.13)	$0.44	$0.29	$(0.33)	$0.59

(1)	All quarterly amounts have been reclassified for the effects of reporting discontinued operations.

(2)	Net earnings (loss) per unit is computed separately for each period and, therefore, the sum of such quarterly per unit amounts may differ from the total for the year.